Table of Contents

As filed with the Securities and Exchange Commission on July 3, 2019

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOCUS UNIVERSAL INC.

(Exact name of registrant as specified in its charter)

Nevada	46-3355876
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or organization)

2311 East Locust Street, Ontario, CA	91761
(Address of principal executive offices)	(Zip Code)

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

Registrant’s telephone number, including area code (626) 272-3883

Copy to:

Gilbert J. Bradshaw, Esq.

Wilson Bradshaw & Cao, LLP

18818 Teller Avenue, Suite 115

Irvine, CA 92612

Tel: (917) 830-6517/Fax: (917) 791-8877

gbradshaw@wbc-law.com

Nevada Business Center, LLC

701 S. Carson St. Suite 200

Carson City, NV 89701

(775) 887-8853

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: ☑
Emerging growth company: ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3) (4)
Common stock, par value $0.001 per share	2,000,000	$5.00	$10,000,000	$1,212

________________________

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Our common stock is not traded on any national exchange but is traded as of the date of this prospectus on the OTCQB marketplace. The offering price is based on the average of the bid and the ask price of our common stock on that market on July 2, 2019 and as set forth by our executives.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Previously paid via Fedwire.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON _______, 2019

FOCUS UNIVERSAL INC.

2,000,000 SHARES OF COMMON STOCK

Focus Universal Inc., a Nevada corporation (“Focus Universal,” “the Company,” “we,” “us,” and “our,”), is offering $10,000,000 of common stock, $0.001 par value per share.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We are selling up to 2,000,000 shares of common stock in this offering. We, therefore, will receive proceeds from the sale of some of the shares being registered. See “Uses of Proceeds” for more information about how we will use the proceeds from this offering.

Our common stock is currently quoted on the OTCQB market, operated by OTC Markets Group, under the symbol “FCUV.” On July 2, 2019, the last quoted price of our common stock as reported on the OTCQB was $5.29 per share. This price will fluctuate based on the demand for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “FCUV.” No assurance can be provided that our application will be approved.

An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$5.00	$10,000,000
Proceeds, before expenses, to us	$4.96	$9,925,000

The date of this prospectus is July 3, 2019.

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AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Focus Universal Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Focus Universal. See “Cautionary Note Regarding Forward-Looking Statements” on page 7.

Company Overview

Focus Universal Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), is a smart instrumentation developer and device manufacturer. We are also a wholesaler of various air filters. We market high-tech electronic devices. We sell handheld sensor systems and filters wholesale to distribution platforms and are working on developing a universal sensor node and gateway system that use the data processing capabilities of a smartphone to display readings of multiple probe modules.

Our universal smart instrumentation technology features a Universal Smart Instrumentation Platform (“USIP”), which generalizes instruments into a reusable foundation representing a majority part of the instruments, and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture incorporating a variety of individual instrument functions, sensors and probes from different industries and vendors. The platform features the ability to connect thousands of sensors and probes. This technology addresses major limitations present in traditional hardware and represents a technological advancement in the Internet of Things (“IoT”) marketplace, which is the interconnection via the Internet of computing devices – from sensors to smartphones and wearables – embedded in everyday objects, enabling them to send and receive data. We call this device the “Ubiquitor” because it can be used to wirelessly measure and test a variety of electrical and physical phenomena such as voltage, current, temperature, pressure, sound, light, and humidity.

We are also researching the development of an anti-counterfeit authentication technology that we believe could address the problem of counterfeit production by attempting to authenticate consumer goods.

Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page 4 before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	We have a limited operating history, have a history of operating losses and expect to incur additional losses in the future.

•	We will need additional funding to manufacture and market our Ubiquitor wireless sensor and to implement our plan of operations. If we are unable to raise capital, we will be forced to delay or eliminate the launch of this product, which would substantially affect our revenue and results of operations.

•	The commercial success of our current and anticipated products depends upon market acceptance which is unproven. The market for our products is intensely competitive and is characterized by rapid technological advances and low margins.

•	The success of our products may depend upon customers’ willingness to adopt a smartphone as the platform for our sensors. If this platform is not well received, our revenue and results of operations will be materially adversely affected.

•	We depend on third parties to manufacture our products; procure necessary parts, components and materials; and perform quality control checks.

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•	We depend on the continued service of a few key personnel, including our Chief Executive Officer. Loss of these personnel could delay our plan of operations and harm our ability to service our customers. Our Chief Executive Officer is also involved in other businesses and is not obligated to devote his full time to the company. This may result in conflicts of interest or deprive the company of business opportunities that would otherwise be available to the company.

•	We have concluded that there are significant deficiencies and material weaknesses in our internal controls. As a result, we may not be able to provide timely or accurate financial statements, which could result in regulatory or enforcement actions by the SEC.

•	There is a very limited public market for the shares of common stock offered hereby. Investors may not be able to liquidate their shares or may encounter considerable delays in selling the shares.

Corporate Information

We are based in Ontario, California, and were incorporated in Nevada in 2012.

Our website is www.focusuniversal.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this Registration Statement on Form S-1.

Our principal executive offices are located at 2311 E. Locust Ct., Ontario, CA 91761. Our telephone number is (626) 272-3883 and our website is www.focusuniversal.com.

JOBS Act and the Implications of Being an Emerging Growth Company

The United States Congress passed the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which provides for certain exemptions from various reporting requirements applicable to public companies that are reporting companies and are “emerging growth companies.” We are an “emerging growth company” as defined in Section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as amended by the JOBS Act, enacted on April 5, 2012), and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer,” as defined in Exchange Act Rule 12b–2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.

Generally, a registrant that registers any class of its securities under Section 12 of the Exchange Act is required to include in the second and all subsequent annual reports filed by it under the Exchange Act a management report on internal control over financial reporting and, subject to an exemption available to registrants that meet the definition of a “smaller reporting company” in Exchange Act Rule 12b-2, an auditor attestation report on management’s assessment of internal control over financial reporting. However, for so long as we continue to qualify as an emerging growth company, we will be exempt from the requirement to include an auditor attestation report in our annual reports filed under the Exchange Act, even if we do not qualify as a “smaller reporting company.” In addition, as an emerging growth company, we are able to avail ourselves to the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and to not present to our stockholders a nonbinding advisory vote on executive compensation, obtain approval of any golden parachute payments not previously approved or present the relationship between executive compensation actually paid and our financial performance. We have irrevocably elected to comply with new or revised accounting standards even though we are an emerging growth company.

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THE OFFERING

Securities Being Offered	2,000,000 shares of our common stock to be sold by the Company.

Shares of Common Stock Outstanding Prior to the Offering	40,959,741 shares of our common stock

Shares of Common Stock Outstanding Immediately Following this Offering	42,959,741

Offering Price Per Share	$5.00 per share of common stock, pursuant to the terms herein.

Use of Proceeds

Our net proceeds from this offering, after deducting expenses payable by us at closing of approximately $75,000 will be approximately $9,925,000.

Any proceeds that we receive from this offering will be used to: (a) manufacture more high-tech Ubiquitor devices; (2) purchase equipment to manufacture more devices in our Ontario, California facility; and (3) market to business distribution channels, for general advertising and marketing expenses, and for other general corporate purposes.

OTCQB and NASDAQ Proposed Listing Symbol

We are currently listed on the OTCQB market and have filed an application with the NASDAQ Capital Market to uplist. As of the date of this prospectus, our application is still being reviewed by NASDAQ.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4.

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RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

Risks Related to our Business and Industry

We have a limited operating history and a history of operating losses, and we may not be able to sustain profitability. In addition, we may be unable to continue as a going concern.

We were incorporated on December 4, 2012, and as of December 31, 2018, we had an accumulated deficit of $4,003,458. We have a limited operating history upon which an evaluation of our future success or failure can be made. Additionally, if we are not successful in growing revenues and controlling costs, we will not maintain profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Absent a significant increase in revenue or additional equity or debt financing, we may not be able to sustain our ability to continue as a going concern.

Because we have a limiting operating history, you may not be able to accurately evaluate our operations.

We were incorporated on December 4, 2012 and have had limited operations to date. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our Company. Potential investors should be aware of the difficulties normally encountered by new companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the operations that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business, and additional costs and expenses that may exceed current estimates. However, we expect to continue generating revenues. Additionally, we recognize that if the effectiveness of our business plan is not forthcoming, we will not be able to continue business operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

We require significant funding to manufacture and market our Ubiquitor wireless sensor.

We may ultimately require up to $20 million to fund the manufacturing, assembly, and marketing strategy for our product. Once we achieve this fund-raising goal, we intend to position ourselves in the small device market, establishing the price at below a few hundred dollars. Due to superior functionality and low price, we expect to capture this section of the market fairly easily, while our product and service matures, and the Company becomes better known, we will seize the high-end market. None of this will be possible if we fail to obtain the funding we require. There is no guarantee that additional funding can be obtained on favorable terms, if at all.

We depend on key personnel.

Our future success will depend in part on the continued service of key personnel, particularly our Chief Executive Officer Desheng Wang and our President Edward Lee.

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If any of our directors and officers choose to leave the company, we will face significant difficulties in attracting potential candidates for replacement of our key personnel due to our limited financial resources and operating history. In addition, the loss of any key employees or the inability to attract or retain qualified personnel could delay our plan of operations and harm our ability to provide services to our current customer, Hydrofarm, and harm the market’s perception of us.

We outsource our product manufacturing and procurement, decreasing quality, reliability and protectability.

We assemble our Ubiquitor devices by using fully manufactured parts, the manufacturing of which has been fully outsourced. We have no direct control over the manufacturing processes of our products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates.

We outsource the manufacturing of key elements of the Ubiquitor to a single manufacturing partner, with whom we do not have a formal contractual relationship.

We outsource the manufacture of our Ubiquitor devices to a single contract manufacturer, Tianjin Guanglee Technologies Ltd. (“Tianjin Guanglee”). If Tianjin Guanglee’s operations are interrupted or if Tianjin Guanglee is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders, and we may be required to seek new manufacturing partners in the future. Tianjin Guanglee has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively create components making up the Ubiquitor or to repair special tooling. In addition, as of the date of this reporting, we do not have a formal development and manufacturing agreement under which we and Tianjin Guanglee operate. Although we continue to operate under the terms of an oral agreement, our manufacturing operations could be adversely impacted if we are unable to enforce Tianjin Guanglee’s performance.

Our potential inability to adequately protect our intellectual property during the outsource manufacturing of our products in China could negatively impact our performance.

In connection with our manufacturing outsourcing arrangements, we rely on third-party manufacturers to implement customary manufacturer safeguards onsite, such as the use of confidentiality agreements with employees, and to protect our proprietary information and technologies during the manufacturing process. However, these safeguards may not effectively prevent unauthorized use of such information and technical knowhow or prevent the manufacturers from retaining them. We face risks that our proprietary information may not be afforded the same protection in China as it is in countries with more comprehensive intellectual property laws, and local laws may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights in China, and failure to obtain or maintain intellectual property or trade secret protection could adversely affect our competitive business position. In the event that the third-party manufacturers of our proprietary products misappropriate our intellectual property, our business, prospects and financial condition could be materially and adversely affected.

We are subject to risks associated with operations that have a concentration of customers.

We only have one customer, Hydrofarm, who resells our digital light meters and sensors. There is no guarantee that this customer will remain solvent, and/or continue with the Company as it has in the past. Consequently, if we were to lose this customer, nearly all of our revenues would be lost.

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Our business depends on our ability to keep manufacturing costs low; and we may lack the expertise necessary to negotiate and maintain favorable pricing, supply, business and credit terms with our potential vendors.

It may be difficult to negotiate or maintain favorable pricing, supply, business or credit terms with our potential vendors, suppliers and service providers. In addition, product manufacturing costs may increase if we fail to achieve anticipated volumes. There can be no assurance that we will be able to successfully manage these risks. In summary, we can offer no assurance that we will be able to obtain a sufficient (but not excess) supply of products on a timely and cost-effective basis. Our failure to do so would lead to a material adverse impact on our business.

Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.

Our future operating results will depend upon our ability to provide our products and services and to operate profitably in an industry characterized by intense competition, rapid technological advances and low margins. This, in turn, will depend on a number of factors, including:

•	Our ability to generate significant sales and profit margin from the Ubiquitor device;
•	Worldwide market conditions and demand for sensor devices and other products we may continue to add as we move forward;
•	Our success in meeting targeted availability dates for our products and services;
•	Our ability to develop and commercialize new intellectual property and to protect existing intellectual property;
•	Our ability to maintain profitable relationships with our distributors, retailers and other resellers;
•	Our ability to maintain an appropriate cost structure;
•	Our ability to attract and retain competent, motivated employees;
•	Our ability to comply with applicable legal requirements throughout the world; and
•	Our ability to successfully manage litigation, including enforcing our rights, protecting our interests and defending claims made against us.

These factors are difficult to manage, satisfy and influence and we cannot provide any assurance that we will be able to generate significant demand for and sales of our products.

The Ubiquitor device could fail to gain traction in the marketplace for a number of reasons that would adversely impact our financial results and cause our investors to lose money.

Future successful sales of the Ubiquitor entail numerous risks such as:

•	Any lack of market acceptance of the Ubiquitor;
•	Failure to maintain acceptable arrangements with product suppliers, particularly in light of lower than anticipated volumes;
•	Manufacturing, technical, supplier, or quality-related delays, issues or concerns, including the loss of any key supplier or failure of any key supplier to deliver high quality products on time;
•	Competition;
•	Potential declines in demand for sensor devices; and
•	Risks that third parties may assert intellectual property claims against our products.

In order to compete successfully, we must accurately forecast demand, closely monitor inventory levels, secure quality products, continuously drive down costs, meet aggressive product price and performance targets, create market demand for our brand and hold sufficient, but not excess, inventory.

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Our Ubiquitor device greatly depends on the growth and adoption of the IoT market, and other next-generation internet and smartphone-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for IoT applications for a number of reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based, smartphone-assisted applications;
•	refusal to purchase our products and services;
•	perception by end-users with respect to the quality of our wireless sensors in an industry historically dominated by wired sensors;
•	competition;
•	inadequate development of smartphone infrastructure to keep pace with increased levels of use; and
•	increased government regulations in a relatively unregulated marketplace.

There is a risk that the market will not adapt to using the smartphone as a substitute platform for sensor devices, causing our products to fail in the marketplace.

There is a risk that the market will not receive the smartphone technology, which we currently use as our sole platform. The vast majority of products on the small sensor device market do not currently use smartphones to collect and analyze sensor data. There is no guarantee that using smartphone technology will cut production costs and be well received. If our platform using smartphone technology is not well received, there is a risk that device manufacturers will develop new monitoring and operating components that are incompatible with our current platform instead of developing the traditional sensors that are compatible with our technology. Updating our platform to stay compatible with new components could increase our costs unexpectedly.

Using wireless transmission technologies such as WI-FI and Bluetooth may create security risks.

There is also a risk of failure based on the wireless transmission of data used by our smartphone platform. If there is instability in a wireless network, Bluetooth sensor, or other network problems that are out of our control, our new platform may not be well received. Our smartphone platform relies on the wireless transmission of data through WIFI networks and Bluetooth sensors. These networks are often deemed less secure than a hard-wired network. The security of a wireless network is often out of our control. However, any breach of security could result in the market and sensor device manufacturers to fail to embrace our platform.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims of breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

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Product liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of digital products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. We do not currently have product liability insurance for our products. We may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all or even some potential product liability claims, a successful claim against us could materially deplete our assets. Moreover, even if we are able to obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability.

Some of the agreements that we may enter into with manufacturers or distributors of our products and components of our products may require us:

•	to obtain product liability insurance; or
•	to indemnify manufacturers against liabilities resulting from the sale of our products.

If we are not able to obtain and maintain adequate product liability insurance, then we could be in breach of these agreements, which could materially adversely affect our ability to produce our products and generate revenues. Even if we are able to obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers or distributors for their losses, which could materially deplete our assets.

Product defects could result in costly fixes, litigation and damages.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture and sale of our products. If there are claims related to defective products (under warranty or otherwise), particularly in a product recall situation, we could be faced with significant expenses in replacing or repairing the product. For example, our filtration products or Ubiquitor devices obtain raw materials, machined parts and other product components from suppliers who provide certifications of quality which we rely on. Should these product components be defective and pass undetected into finished products, or should a finished product contain a defect, we could incur significant costs for repairs, re-work and/or removal and replacement of the defective product. In addition, if a dispute over product claims cannot be settled, arbitration or litigation may result, requiring us to incur attorneys’ fees and exposing us to the potential of damage awards against us.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Dr. Wang lacks extensive public company experience. Our CEO is ultimately responsible for complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Exchange Act, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

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Our officers, directors, consultants and advisors are involved in other businesses and not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Our Chief Executive Officer Mr. Desheng Wang is currently involved in other businesses and not obligated to commit his time and attention exclusively to our business and, accordingly, he may encounter conflicts of interest in allocating his own time, or any business opportunities that he may encounter, between our operations and those of other businesses. Furthermore, if the execution of our business plan demands more time than is currently committed by him, he will be under no obligation to commit such additional time, and his failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

Another example of a conflict of interest is so called “self-dealing” transactions. If a conflict-of-interest transaction is negotiated and approved, in a manner that approximates arms-length negotiations, the transaction is accepted unless a shareholder proves in court that the transaction is not entirely fair to the company or its shareholders. The burden is on the shareholder to show lack of entire fairness. A self-dealing transaction is considered invalid if challenged, unless the interested director proves in court that the transaction is entirely fair to the company. The burden is on the director to show entire fairness.

If, as a result of before mentioned conflicts, we are deprived of business opportunities or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected. If our audit committee becomes aware of such conflict of interests, we will take an immediate action to resolve it. Each conflict of interest will be handled by the company based on the nature of the conflict and the individual involved in it.

We are not aware of any current or potential conflict of interests with our consultants or advisors.

We have concluded that we have not maintained effective internal control over financial reporting through the year ended December 31, 2018 and December 31, 2017. Significant deficiencies and material weaknesses in our internal control could have material adverse effects on us.

It is important for us to maintain effective internal control over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unsuccessful in implementing or following our remediation plan, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

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We currently have identified significant deficiencies in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.

In connection with the audit of our financial statements as of and for the year ended December 31, 2018 and 2017, we identified significant deficiencies in our internal control over financial reporting and a general understanding of U.S. GAAP. As such, there is a reasonable possibility that a misstatement of our financial statements will not be prevented or detected on a timely basis.

As we have thus far not needed to comply with Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act” or “SOX”), neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. In light of the deficiency, we believe that it is possible that certain control deficiencies may have been identified if such an evaluation had been performed.

We are working to remediate the deficiencies or material weaknesses. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the material weaknesses. Specifically:

•	We have hired additional outside consultants and will hire qualified personnel in our accounting department, especially to add an experienced accountant in a controller capacity. We will continue to evaluate the structure of the finance organization and add resources as needed;

•	we are implementing additional internal reporting procedures, including those designed to add depth to our review processes and improve our segregation of duties;

•	we are updating our systems so that we may collect the necessary information to enable us to more effectively monitor and comply with applicable filing requirements on a timely basis;

•	we are in the process of documenting, assessing and testing our internal control over financial reporting as part of our efforts to comply with Section 404 of the Sarbanes-Oxley Act.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take, and our efforts may not be successful in remediating the deficiencies or material weaknesses.

Our executive officers and directors collectively have the power to control our management and operations and have a significant majority in voting power on all matters submitted to the stockholders of the company.

One of our Directors owns over 34.93% of the outstanding shares of our common stock as of the date of this reporting. Accordingly, Directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets. They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

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Management currently beneficially owns a majority of our outstanding common stock. Consequently, management has the ability to influence control of the operations of the Company and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors;
•	Removal of directors;
•	Amendment to the Company’s Articles of Incorporation or Bylaws; and
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

These stockholders have complete control over our affairs. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.

We are a smaller reporting company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. Company has deficiencies over financial statements recording in areas of recording revenue and expenses in proper cut off as well as proper classification of accounts. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel. If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission. Complying with these reporting and other regulatory requirements is time-consuming and may result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

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These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

There is a very limited public (trading) market for our common stock and; therefore, our investors may not be able to sell their shares and the price of our common stock may fluctuate substantially.

Our common stock is listed on the over-the-counter exchange and is thinly traded. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, a few individual stockholders dominate our shares. The limited trading volume subjects the price of our common stock to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly and annual operating results;
•	changes in general economic conditions;
•	changes in technologies favored by consumers;
•	price competition or pricing changes by us or our competitors; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

To date, there has been a limited public market for shares of our common stock, with limited trading. An active public trading market may not develop or, if developed, may not be sustained. The current market price of our common stock and any possible subsequent listing on another larger securities exchange, if and when we are successful in doing so, will be affected by a number of factors, including those discussed above.

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An increase of free trading shares of our common stock could result in substantial sales of common stock on the open market which could cause our stock price to fall substantially.

Last year, we registered 19,904,706 shares of our common stock for more than 300 shareholders, which is substantially more than the 3,670,000 shares of common stock that are currently free trading. Any increase in freely trading shares, or the perception that such shares will or could come onto the market could have an adverse effect on the trading price of the stock. No prediction can be made as to the effect, if any, that sales of these shares, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities or impair our shareholders’ ability to sell on the open market.

Risks Related to this Offering and Ownership of Our Common Stock –

You could be diluted from our future issuance of capital stock and derivative securities.

As of July 3, 2019, we had 40,959,741 shares of common stock outstanding and no shares of preferred stock outstanding. We are authorized to issue up to 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce an investor’s or potential investor’s proportionate ownership and voting power.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

In the future, we may issue our securities if we need to raise capital in connection with a capital raise or acquisitions. The number of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our common stock and have a dilutive effect on our shareholders which could have a material negative effect on our stock price.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial shares of our common stock in the public market, then the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock also could depress the market price of our common stock. There are approximately 40,901,010 shares of our common stock outstanding, of which approximately 3,670,000 shares are currently freely tradable.

Certain existing holders of a majority of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If the sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

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We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Focus Universal Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in Focus Universal Inc. will need to come through appreciation of the stock’s price.

No assurance can be given that our NASDAQ Capital Market application will be approved. There has been a limited trading market for our common stock to date and it may continue to be the case even if our listing on the NASDAQ Capital Market is approved.

There has been limited trading volume in our common stock, which is currently quoted on the OTCQB and traded under the symbol “FCUV.” Although we have applied for listing of our common stock on the NASDAQ Capital Market, no assurance can be given that our application will be approved. If our application to list common stock on the NASDAQ Capital Market is not approved, we anticipate that there will continue to be a limited trading market for our common stock. Even if our NASDAQ Capital Market listing application is approved, there may still continue to be a limited trading market for our common stock. A lack of an active market may impair the ability of our stockholders to sell shares at the time they wish to sell or at a price that they consider favorable. The lack of an active market may also reduce the fair market value of our common stock, impair our ability to raise capital by selling shares of capital stock and may impair our ability to use common stock as consideration to attract and retain talent or engage in business transactions (including mergers and acquisitions).

Failure to qualify to trade on the NASDAQ Capital Market will make it more difficult to raise capital.

NASDAQ has listing requirements for inclusion of securities for trading on the NASDAQ Capital Market, including stockholders equity of $4 million (market value standard) or $5 million (equity standard), market value of publicly held shares of $15 million, an operating history of 2 years under the equity standard or a market value of listed securities of $50 million under the market value standard, 1 million publicly held shares, 300 shareholders, three market makers and a $4 bid price or a closing price of $3 (equity standard) or $2 (market value standard). If we are unable to eventually uplist to the NASDAQ Capital Market due to lack of external market support, lack of trading volume, low stock price or failing other initial listing requirements, it could make it harder for us to raise capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations.

If we are listed on the NASDAQ Capital Market and our financial condition deteriorates, we may not meet continued listing standards on the NASDAQ Capital Market.

The NASDAQ Capital Market requires companies to fulfill specific requirements in order for their shares to continue to be listed. Even if our common stock is approved for listing on the NASDAQ Capital Market, there is no guarantee that it will continue to be listed on the NASDAQ Capital Market. If our common stock is delisted from the NASDAQ Capital Market at some later date, our shareholders could find it difficult to sell their common stock.

In the event that the shares of our common stock were to be delisted from the NASDAQ Capital Market, we expect that it would be traded on the OTCQB or OTCQX, which are unorganized, inter-dealer, over-the-counter markets which provides significantly less liquidity than the NASDAQ Capital Market or other national securities exchanges. In the event that our common stock were to be delisted from the NASDAQ Capital Market, it may have a material adverse effect on the trading and price of our common stock.

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If we are unable to maintain compliance with NASDAQ Capital Market listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price, our common stock may be delisted from the NASDAQ Capital Market.

There can be no assurances that we will be able to maintain our NASDAQ Capital Market listing in the future. In the event we were unable to maintain compliance with NASDAQ Capital Market listing standards and our common stock were delisted from the NASDAQ Capital Market, among other things, it would likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a de-listing, we would take actions to restore our compliance with NASDAQ’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ Capital Market minimum bid price requirement or prevent future non-compliance with NASDAQ’s listing requirements.

If our NASDAQ Capital Market listing is not approved or if we fail to maintain our NASDAQ Capital Market listing, you may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

If our NASDAQ Capital Market listing is not approved or if we fail to maintain our NASDAQ Capital Market listing, then we may not be considered to be on a national exchange and do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Focus Universal is an “emerging growth company” under the Jumpstart Our Business Startups Act. We cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of common stock less attractive to investors.

Focus Universal is and will remain an “emerging growth company” until the earliest to occur of (a) the last day of the fiscal year during which its total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (b) the last day of the fiscal year following the fifth anniversary of its initial public offering, (c) the date on which Focus Universal has, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (d) the date on which Focus Universal is deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act.

For so long as Focus Universal remains an “emerging growth company” as defined in the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” as described in further detail in the risk factors below. Focus Universal cannot predict if investors will find its shares of common stock less attractive because Focus Universal will rely on some or all of these exemptions. If some investors find Focus Universal’s shares of common stock less attractive as a result, there may be a less active trading market for its shares of common stock and its stock price may be more volatile.

If Focus Universal avails itself of certain exemptions from various reporting requirements, its reduced disclosure may make it more difficult for investors and securities analysts to evaluate Focus Universal and may result in less investor confidence.

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The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” Focus Universal meets the definition of an “emerging growth company” and so long as it qualifies as an “emerging growth company,” it will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, Focus Universal is choosing to “opt out” of such extended transition period, and as a result, Focus Universal will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that its decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year.

However, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze the Company’s results of operations and financial prospects.

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FOCUS UNIVERSAL INC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for our future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, such forward-looking statements contained in the sections “Description of Business,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

•	the uncertainty of profitability based upon our history of losses;

•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms to continue as a going concern;

•	risks related to our international operations and currency exchange fluctuations; and

•	other risks and uncertainties related to our business plan and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made, and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common stock” refer to the common shares in our capital stock.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Focus Universal” mean Focus Universal Inc. unless otherwise indicated.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $9,925,000 from our sale of common stock in this offering, after deducting the estimated offering expenses payable by us. We intend to use the net proceeds received from this offering for the following purposes:

Proceeds:
Gross Proceeds	$10,000,000
Fees and Expenses	$75,000
Net Proceeds	$9,925,000

Uses:
Research and Development	$1,680,000
Manufacturing Ubiquitor Devices	$1615,000
Ubiquitor Application and Software Development	$1,545,000
Manufacturing Equipment	$460,000
Marketing and Business Development	$2,950,000
Accounting, Audit and Legal	$175,000
Working Capital	$1,500,000
Total Uses of Proceeds	$9,925,000

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We currently expect to use the net proceeds from the sale of the shares to manufacture more high-tech Ubiquitor devices, to develop software and applications related to the Ubiquitor devices, to market to business distribution channels, for general advertising and marketing expenses, and for other general corporate purposes. We will have broad discretion in determining how we will allocate the proceeds from any sales of the common stock.

Research and Development – To fully develop our business plan, we intend to continue researching and developing the design, manufacture, marketing and promotion of our Ubiquitor platform, such as transmitting new types of data across existing power cables. For these purposes we intend to use approximately $1,680,000 to fund our research and the development of our products.

Manufacturing Ubiquitor Devices – In order to gain market share, we need to manufacture an initial production run of approximately one hundred thousand Ubiquitor devices, some of which we will distribute freely to people within the industry who can adequately evaluate the device and some we may sell at a discount. For this purpose, we intend to use up to $1,615,000 for manufacturing.

Ubiquitor Application and Software Development – In order to fully develop our business plan, we intend to continue development of software and mobile application technology to make the product easier to use for consumers and to ensure there is compatibility with other applications customary in the industry. For this purpose, we intend to use up to $1,180,000 for application and software development.

Manufacturing Equipment – To develop our business we intend to use $460,000 for the purchase or lease of necessary manufacturing and assembling equipment. Our products are manufactured in China but will be assembled in the United States in our warehouse. In order to retrofit our Ontario facility to assemble and distribute, we intend to use up to $460,000 on fixtures.

Marketing and Business Development – We intend to use approximately $2,950,000 to put together an internal sales team dedicated to our marketing and business development strategies, focusing on marketing our products directly to wholesalers and big box distributors; and to promote our technology and the Ubiquitor platform directly to consumers and reviewers.

Accounting, Audit and Legal –Being an emerging growth company under the JOBS Act means that we have certain cost related to accounting, auditing and legal fees. If we achieve the Maximum Offering, we intend to use up to $175,000 to cover such costs.

Working Capital – We intend to use a portion of the proceeds, equivalent of up to $1,500,000 to fund our working capital and capital expenditure requirements and to deploy capital where the Board of Directors directs in its discretion.

The foregoing represents our best estimate as to how the proceeds of the Offering will be expended. We reserve the right to redirect any portion of the funds either among the items referred to above, or such other projects as our management considers to be in our best interest.

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MARKET PRICE FOR OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our shares of common stock are not traded on a national exchange; rather, they are traded on the OTCQB marketplace under the symbol “FCUV.” On June 26, 2019, the closing bid price for one share of common stock was $5.29. On July 26, 2018, our Board of Directors approved the filing and we submitted an application in compliance with the NASDAQ rules and regulations to list and trade our Company’s securities on the NASDAQ Capital Market. As of the date of this prospectus, our Company’s securities are not listed on the NASDAQ Capital Market.

The following table sets forth for the indicated periods the high and low intra-day sales price per share for our common stock on the OTCQB for the four quarters of 2017, the four quarters of 2018 and the first and second quarters of 2019.

	High	Low

2017: First Quarter	$3.57	$3.57
2017: Second Quarter	$3.57	$3.57
2017: Third Quarter	$3.57	$0.25
2017: Fourth Quarter	$2.49	$0.25

2018: First Quarter	$2.49	$2.49
2018: Second Quarter	$9.00	$2.49
2018: Third Quarter	$9.00	$6.00
2018: Fourth Quarter	$7.49	$6.00

2019: First Quarter	$7.40	$7.40
2019: Second Quarter	$7.40	$5.29

(b) Holders.

As of July 2, 2019, there were 415 record holders of 40,959,741 shares of the Company's common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Island Stock Transfer.

(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. However, we cannot provide any assurance that we will or will not declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

(d) Securities authorized for issuance under equity compensation plans.

On December 15, 2018, our Board of Directors presented the 2018 Equity Incentive Plan to the shareholders. On December 17, 2018, the holders of 63.051% of our issued and outstanding shares of common stock adopted a resolution by written consent adopting the 2018 Equity Incentive Plan. This plan reserves an aggregate of 10,000,000 shares of common stock of the Company, which provides for the payment of various forms of incentive compensation to employees, consultants, executives, and directors of the Company. The 2018 Equity Incentive Plan provides for the grant of the following types of stock awards: (i) incentive stock options; (ii) nonstatutory stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock unit awards; and (vi) other stock awards. Under the 2018 Equity Incentive Plan, a ten percent stockholder will not be granted an incentive stock option unless the exercise price of such option is at least one hundred and ten percent of the fair market value on the date of grant and the option is not exercisable after the expiration of five years from the grant date. The Board of Directors determines the vesting schedule of the grants with broad discretion.

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CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of March 31, 2019 (unaudited), and as adjusted to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.

The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019.

	As of March 31, 2019
	Actual (unaudited)	Unaudited Pro forma

CASH AND CASH EQUIVALENTS	$3,554,975	$14,123,975

STOCKHOLDERS’ EQUITY:
Common stock, par value $0.001 per share, 75,000,000 shares authorized, 40,959,741 and 40,959,741 shares issued and outstanding as of March 31, 2019 and shares issued and outstanding as adjusted.	40,959	42,959
Additional paid-in capital	13,343,659	23,916,659
Subscription receivable	–	–
Shares to be issued, common shares	11,491	11,491
Accumulated deficit	(4,450,741)	(4,450,741)
Total stockholders’ equity	$8,945,368	$19,520,368
Total capitalization	$8,945,368	$19,520,368

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DILUTION

If you invest in our securities in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of common stock and the as adjusted net tangible book value per share after giving effect to this offering.

The net tangible book value of our Company as of March 31, 2019 was $8,637,796 or approximately $0.21 per share of common stock (based upon 40,959,741 shares of common stock outstanding). Net tangible book value per share is determined by dividing the net tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

The following table illustrates the immediate dilution to new investors:

Public offering price per share	$5.00
Net tangible book value per share as of March 31, 2019	$0.21
Increase in net tangible book value per share attributable to new investors in this offering	$0.22
Pro forma as adjusted net tangible book value per share after this offering	$0.443
Dilution per share to investors in this offering	$4.567

The number of shares of our common stock that will be issued and outstanding immediately after this offering as shown above is based on 40,959,741 shares outstanding as of March 31, 2019.

A $1.00 increase in the assumed public offering price of $5.00 per share would increase our as adjusted net tangible book value per share after this offering by $2,000,000 and the dilution per share to investors purchasing shares by $4.52, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed public offering price of $5.00 per share would decrease our as adjusted net tangible book value per share after this offering by $2,000,000 and the dilution per share to investors purchasing shares by $4.61, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. A 100,000 share increase in the number of shares offered by us, at an assumed public offering price of $5.00 per share, would decrease our as adjusted net tangible book value per share after this offering by $0.23 and would increase the dilution per share to investors purchasing shares by $0.01, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Conversely, a 100,000 share decrease in the number of share offered by us, at an assumed public offering price of $5.00 per share, would increase our as adjusted net tangible book value per share after this offering by $0.21 and would decrease the dilution per share to investors purchasing shares by $0.01, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us .

If you purchase securities in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after giving effect to this offering.

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DESCRIPTION OF THE BUSINESS

Company Background.

Focus Universal Inc. (the “Company,” “we,” “us” or “our”) is a Nevada corporation that is a developer and provider of handheld sensor devices and a wholesaler of various air filters. Through an acquisition of AVX, we also recently expanded our business to include home automation and commercial security.

We are based in the City of Ontario, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. Since then our securities have been trading on the OTCQB Market.

Our website is www.focusuniversal.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this prospectus.

Focus Universal Inc. is a universal smart instrumentation platform developer and universal smart device manufacturer. We are also a wholesaler of various air filtration systems. In addition, we are entering the market of delivering smart home and security products and services.

We are currently in the process of researching, developing, and manufacturing a universal smart instrument device and working on specializing in the development and commercialization of such universal smart technologies and instruments. We define universal smart technology as commercial technology with an integrated platform, which provides a unique and universal solution for test and measurement made up of off-the-shelf parts. We are working on developing a universal sensor node and gateway system that uses the data processing capabilities of a smartphone to display readings of multiple probe modules.

Our universal smart instrumentation technology, which features a Universal Smart Instrumentation Platform (“USIP”), generalizes instruments into a reusable foundation representing a majority part of the instruments and architecture-specific components (sensor modules), which together replaces the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture incorporating a variety of individual instrument functions, sensors and probes from different industries and vendors. The platform features the ability to connect thousands of sensors or probes. This technology addresses major limitations present in traditional hardware and represents a technological advancement in the IoT marketplace. We call this device the “Ubiquitor” because it can be used to wirelessly measure and test a variety of electrical and physical phenomena such as voltage, current, temperature, pressure, sound, light, and humidity.

The Ubiquitor, which we have created and manufactured in limited quantities, utilizes a standard desktop computer either MacOS or Windows OS, an Android-based or iOS-based smartphone, or a mobile tablet device as a platform that communicates with a group of sensors or probes manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics. The data readout is displayed on the computer, smartphone, or tablet display in a program or application we have created for use with a Windows PC and are creating for use with a Mac. We are designing the application software (the “App”) to have a graphical representation of control and indicator elements common in real instruments, such as knobs, buttons, dials, and graphs, etc. Our developers are designing and implementing a soft control touch screen interface that supports real-time data monitoring and facilitates instrument control and operation.

Until March 31, 2016, we offered a full range of web services, including web marketing services, social and viral marketing campaigns, search engine optimization consulting, custom web design, website usability consulting and web analytics implementation. We generate our revenue from providing these services to small- and medium-sized businesses. We focused on providing one-off services, such as development of a fully functioning website or creation of a marketing strategy plan, to small business clients.

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Through a merger with Perfecular Inc., a company that was owned and controlled by our controlling shareholder, Desheng Wang, we issued shares of our Company on December 30, 2015 in exchange for 100% of the outstanding shares of Perfecular Inc. (the “Acquisition”). No shares were issued pursuant to the Acquisition to persons other than the Perfecular Inc. shareholders. Through the acquisition, we strategically expanded our services to the manufacture and marketing of high-tech electronic devices, in particular, we acquired the technology behind Perfecular’s Ubiquitor device. We sell handheld sensor systems and filters wholesale to distribution platforms and have developed a universal sensor node and gateway system we call the Ubiquitor that uses the data processing capabilities of a smartphone to display readings of multiple probe modules.

Effective as of October 21, 2015, Dr. Jennifer Gu and Dr. Edward Lee were appointed as directors of the Company, and Dr. Gu and Dr. Lee accepted such appointments. Thereupon, each of Xu Tang and Yan Chen resigned as directors of the Company. After such resignations, the Board of Directors consisted of Dr. Desheng Wang, Dr. Jennifer Gu and Dr. Edward Lee.

On April 24, 2017, we leased 2,800 square feet at 201511 East Walnut Drive North, Walnut, California. This lease terminated on April 30, 2019. In late 2018, we purchased a manufacturing warehouse and office space addressed at 2311 E. Locust Street, Ontario, CA, 91761. The property consists of an industrial type, two-story building, with a total building area of 30,740 square feet. Ten thousand square feet will be utilized for office space; and 20,000 square feet will be utilized for warehouse space, which will require particularized custom fixtures that will need to be installed. The property includes 58 parking spaces. The purchase price for the property was approximately $4.62 million.

On April 2, 2018, Duncan Lee was appointed as the Chief Financial Officer of the Company.

On June 8, 2018, we announced the appointment of new board members of the Company, the majority of whom were independent: Sheri Lofgren, Sean Warren, Michael Pope, and Carine Clark. Our Board of Directors formed our Audit, Compensation, and Nominating Committees.

On July 26, 2018, our Board of Directors approved the filing and we submitted an application in compliance with the NASDAQ rules and regulations to list and trade our Company’s securities on the NASDAQ Capital Market. As of the date of this prospectus, our Company’s securities are not listed on the NASDAQ Capital Market.

On November 28, 2018, Sean Warren resigned as a member of the Board of Directors; and Greg Butterfield was appointed in his place. On December 1, 2018, Mr. Warren became a part-time consultant to the Company.

On March 15, 2019, the Company entered into a stock purchase agreement with Patrick Calderone, the CEO and owner of AVX Design & Integration, Inc., an IoT installation and management company based in southern California (“AVX”), whereby the Company purchased 100% of the outstanding stock of AVX (the “AVX Acquisition”). In connection with the AVX Acquisition, Patrick Calderone also entered into a consulting agreement with the Company pursuant to which he will offer consulting and training services during the 12-month period following the closing of the AVX Acquisition.

Our current products and services include:

Scientific Instrument Research, Development and Sales

Industry Background and Overview

We believe that we have the potential to grow in the instrument sensor industry. Instrument sensors are devices specifically designed and constructed for sensing and measuring physical variables that are useful in: (i) industrial operations; (ii) environmental, commercial and medical applications; (iii) research and development in a variety of industries; and (iv) the daily lives of electronics consumers, including smart home products.

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We believe that instrument sensors are important in modern science, having applications in both the industrial and educational fields. In recent years, significant progress has been made in instruments and instrumentation systems. The performance of measuring and monitoring instruments has improved considerably in the computer age. Analog instruments are used to indicate the magnitude of the quantity in the form of pointer movements. Digital instruments, on the other hand, specify the quantity in a digital readout format, can be read easily, and are more accurate than the analog multi-meters because the pointer movements can be easily misread and are often not permanently stored, reducing interpolation and reading errors. Digital instruments offer significant advantages over analog devices. The auto-polarity function of digital devices prevents various problems. Parallax error, which occurs when the pointer of an analog instrument is viewed from a different angle and may cause users to see and read a different value, are eliminated as well. Digital instruments are free from wear and potential shock failures because they have no moving parts. With the advancements in technology of integrated circuits, digital instruments are becoming increasingly compact and accurate. Key market players of analog and digital instruments include Thermo Fisher Scientific, Danaher Corporation, Mettler Toledo, Metrohm USA, Hanna Instruments, Agilent Technologies, and Perkin Elmer.

Most modern instruments are digital; they are designed for measuring various physical quantities in objects and consist of the following functional components:

Data acquisition. This is the process of sampling signals that measure real world physical conditions and converting the resulting samples into digital numeric values that can be manipulated by a microprocessor. The components of data acquisition systems include:

•	Sensors, to convert physical parameters to electrical signals;

•	Signal conditioning circuitry, to convert sensor signals into a form that can be converted to digital values;

•	Analog-to-digital converters, to convert conditioned sensor signals to digital values. It normally operates on conditioned signals, that is, signals that have already been filtered and amplified by analog circuits.

Storage and communication components:

•	Application-specific input/output (I/O) components. In digital instrumentation systems, the transmission of data between devices is realized relatively easily by using serial or parallel transmission techniques.
•	Ancillaries such as displays and power supplies and application-specific software.

Traditional hardware-centered instrumentation systems are made up of multiple stand-alone instruments that are interconnected to carry out a determined measurement or control an operation. They have fixed vendor-defined functionality, and the components that comprise the instruments are also fixed and permanently associated with each other. All software and measurement circuitry, packaged onto the traditional instrument, are provided with a finite list of fixed-functionality using the instrument’s front panel. Stand-alone electronic instruments are very powerful, large, expensive and cumbersome. They also require a lot of power and often have excessive amounts of features that are not user friendly. Users generally cannot extend or customize them. The knobs and buttons on the instrument, the built-in circuitry, and the functions available to the user, are specific to the nature of the instrument.

Virtual instruments represent a fundamental shift from traditional hardware-centered instrumentation systems to software-centered systems that exploit the computing power, productivity, display, and connectivity capabilities of popular desktop computers and workstations. The functionality of these stand-alone instruments can be implemented in a digital environment by using computers, plug-in data-acquisition boards, and support software to implement the functions of the system. The plug-in data acquisition boards enable the interface of analog signals to a computer, and the software allows programming of the computer to look and function as an instrument. The major advantage of virtual instrumentation is its flexibility. Changing function simply requires a modification of the supporting software. Whereas the same change in a traditional system may require adding or substituting a stand-alone instrument, which is both more difficult and more expensive. Virtual instruments also offer advantages in displaying and storing information. Computer displays can show more colors and allow users to quickly change the format of displaying the data that is received by the instrument.

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Instrument inter-operability and connectivity allow devices to communicate and work with other instruments manufactured by different vendors, in a manner that requires the user to have little or no knowledge of the unique characteristics of those instruments. Traditional instruments, including traditional hardware-centered instrumentations and software-centered virtual instrumentations, are specifically designed, constructed and refined to perform one or more specific tasks. When manufacturers develop these instruments, they naturally seek ways to differentiate their products from those of their competitors. Most of the instruments on the market come with a variety of connectivity technologies and do not have the built-in firmware and software to support the connectivity and inter-operability of instruments. Even instruments from different vendors within in the same class are not compatible. In 1998, National Instruments, along with other companies including Agilent, Advantest, Anritsu, Ascor, BAE systems, Boeing, Ericsson, Genrad, Honeywell, IFR, Keithley, Lecroy, Nokia, Northrop Grumman, Racal, Ratheon, Rohde & Schwarz, Smiths, Tektronix, Teradyne, and Wavetek formed the interchangeable virtual machine foundation. Interchangeable Virtual Instruments (IVI) is a revolutionary standard for instrument driver software technology. It attempts to standardize the commands to which specific kinds of instruments respond, and also makes it possible to interchange instruments in a test system without drastically revising the application software and maximizing interchangeability across instrument brands. Unfortunately, while the instrument driver did simplify software development and maintenance, it didn’t address hardware obsolescence as each manufacturer had their own and none were compatible. Current applications are limited to large, expensive test and measurement instruments.

A universal instrument is a versatile device that combines many individual instrument functions, sensors and probes in a single unit. It has a primary purpose, but also incorporates other instrument’s functionalities. One instrument could perform many different measurements and control and substitute many other instruments. It utilizes a variety of probes to connect to the device for a wide variety of process measurement and control. A universal instrument offers superior sensor or probe compatibility, versatility, inter-operability, connectivity and scalability. Theoretically, it is feasible to design a universal instrument that is compatible with all sensors or probes on the market, and capable of monitoring and controlling any combination of sensors or probes.

Despite the undoubted usefulness of the universal instruments, one of the major obstacles that prevents the universal instruments from being adopted by end users is their cost. The end user who just needs a $10 traditional instrument for his applications certainly does not have the motivation to spend $1,000 for functions he does not need. Functionality always needs to be balanced against cost. The knobs and buttons on the instrument, the built-in circuitry, and the functions available to the user, are specific to the nature of the instrument, making them very expensive and hard to adapt.

Smartphones and tablets have been considered recreational devices for communicating, playing games and streaming videos, but they are also one of the most powerful tools engineers use for designing, validating, and producing products. These ubiquitous smartphones perform better than most instrumentation in many fields. Because of their network connectivity, smartphones and tablets are great tools for remotely viewing measurements. In addition, the processing capabilities have exploded in recent years with processors and data capability rivaling that of very recent laptop computers. Thus, their small size and processing power also makes them effective for portable measurements. The ubiquity of wireless connectivity, unlimited data plans, and more powerful cellular networks combined with the increasing functionality and speed of connected devices and mobile networks will further drive consumer demand for more cost-effective wireless smartphone-based instruments. Building an application for a smartphone or tablet and turning a smartphone or tablet into an instrument is not a trivial task. Many of the industrial instrument manufacturers have limited or no expertise programming for mobile platforms and designing wireless hardware. To help industrial instrument manufacturers take advantage of these smart devices, we have dedicated many years of research and development efforts into designing, manufacturing, marketing and promoting wireless smart technology and products for industrial measuring instruments.

Our universal smart development protocol focuses not only on the design of the hardware and software modules, but also on the design of the overall universal smart instruments system, guided by the structured, universal and modular principles. We make our development open to industrial instrument manufacturers, software, and hardware developers.

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Compatibility: The compatibility in universal smart instrument system refers not only to the compatibility between the same types of industrial sensor instruments from different manufactures, but also to the compatibility between various industrial instrument types. The full inter-operability and absolute instrument interchangeability is constantly addressed in our development protocol.

Universality: It is our goal to incorporate as many functionalities of the traditional industrial sensor instruments into a single unit, allowing different data acquisition sensor modules to execute on the same mobile platform. Thus, the interoperability between various sensors or probes can be achieved.

Upgradeability: Most traditional industrial instrument sensor interfaces are unidirectional applications, meaning the instrument performs its task and transmits results to the interface device in one direction only. They only perform monitoring tasks and share a majority of functions of the bi-directional controlling instruments, however, they cannot be upgraded to controllers. End users have to purchase a new controlling instrument for their applications. Taking advantage of the secure bi-directional wireless communications and interface supported by smartphones or mobile devices, universal smart instruments, which deliver data back-and-forth between the smartphones and industrial sensors, can be readily modified or upgraded by adding the corresponding actuators for controlling applications. Sensors or probes measure the output performance of the device being controlled and give feedback to the input actuators that can make corrections towards the desired performance.

Expandability and Scalability: Similar to sensor network technology, our universal smart instruments are more flexible than sensor networks. They can currently monitor and control a few hundred sensors or probes and can automatically identify and configure the corresponding graphical user interfaces. End users are free to add or removes sensors or probes. All communication protocols supported by smartphones are integrated in the software design including Wi-Fi, blue tooth, cellular network technology and wired form through the audio port on the smartphone.

Security: Universal smart instruments have the sensor security built-in data acquisition module and help companies meet sensor security requirements, preventing unauthorized users from accessing the sensor measurements and control. Unauthorized access of the universal smart instruments sensors is forbidden.

Modularity: Increasing instrument complexity is driving instruments to become more modular. The knobs and buttons on the instrument, the built-in circuitry, and the functions available to the user used in traditional stand-alone instruments duplicate these components for each instrument, adding cost and size. Universal smart instruments divide all instruments into three parts: smartphones including their application software, wireless communication module (we called the universal smart device), which is not needed in the wired form, and task-specific data acquisition module. The smartphone is used and purchased, no research and development is needed. Our universal smart devices were developed and assembled by us with parts that were shipped to us from China. Both hardware and software, including wired or wireless communication protocols, were developed and well tested. The only work needed to be done are the design and manufacture of the task-specific data acquisition, which is just a fraction of the traditional stand-alone instrument design. The high degree of modularity saves a lot of time in development, maintenance, and support. Modular hardware and software limit the time needed to test products so developers can spend more of their energy on innovation.

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Universal smart instruments share many similarities, in terms of functionalities and advantages, with virtual instruments. They are both soft-centered technologies. However, developing the software for virtual instrumentation is not trivial, a programming language or special software can be used. Professional software engineers with virtual instrument expertise are needed. A virtual instrument consists of an industry-standard computer or workstation equipped with powerful application software, cost-effective hardware such as plug-in boards, and driver software, which together perform the functions of traditional instruments. Its primary focus is on large, expensive, testing and measurement instruments, not portable devices. Because of the unique nature of the smartphone operating systems such as iOS or Android, which are significantly different from those used in industry-standard computers or workstations, the migration of virtual instrument technology from industry-standard computers or workstations to mobile devices such as smartphones is not straight forward. Virtual Instrument Software Architecture, commonly known as VISA is a comprehensive package for configuring, programming, and troubleshooting instrumentation systems comprised of GPIB, Serial, VXI, PXI, Ethernet, and USB interfaces which are wired forms of communications and widely used in traditional instruments. Universal smart instruments adopt ubiquitous wireless connectivity for communications between a sensor and the smartphone. The wired form communications used in virtual instruments cannot be applied to wireless communications supported by smartphones. Industry-standard computers or workstations have more powerful computational capability, memories and storage to deal with demanding applications in modern industrial measurement systems than those found on smartphones. The software architecture designed in universal smart instruments is significantly different from that of virtual instruments. There are many applications running on smartphones. Universal smart instrument software should not interfere with other software. Mobile application programming and wireless communication technologies are the major holdup for instrument engineers who do not have the mobile application programming and wireless communication expertise.

Focus Universal Inc. provides a comprehensive package including both universal instrument application software for smartphones or mobile devices, and hardware for wireless communications between smartphones and sensors, called universal smart device. These technologies, including instrument protocol, completely eliminate those holdups. No smartphone programming and/or wireless communication knowledge are required, instrument engineers just use their traditional embedded programming and spend a small fraction of their time coding the instrument specification into the data acquisition modules including sensors or probes according to the universal smart protocol, and then enjoy the huge hardware reduction and more functionalities provided or supported by the smartphone. The instrument design was simplified to the data acquisition design; all other functions were achieved by the universal smart instrument software. Universal smart technology offers the potential to standardization of the instrument design.

Universal smart technologies are designed so that a single software package and hardware support all instrumentation applications, no new software and hardware is needed. Traditional instrument manufacturers still migrate from their traditional instruments to the state-of-the-art universal wireless smart instruments seamlessly. Instrumentation is a huge industry which covers a variety of industry fields including commercial, industrial, military, medical, healthcare, scientific and daily life. It is very difficult to estimate its market value; Bain & Company issued a report predicting that the impact of the IoT market on the global economy might be as high as $520 billion by 2021, more than double the $235 billion spent in 2017.1 The IoT is just a fraction of the instrumentation market.

Our Approach to Measurement and Sensing

We offer a different approach that links handheld devices and sensors with common smartphone computing power through an application on the smartphone in both iOS and Android devices. Tapping into the computing power of a smartphone enables a standard measurement device to increase its capabilities.

We also offer an array of traditional handheld meters through our wholesale distribution platform.

________________

1 Bain & Company, “Unlocking the Opportunity in the Internet of Things” 2018 (available at: https://www.bain.com/contentassets/5aa3a678438846289af59f62e62a3456/bain_brief_unlocking_opportunities_in_the_internet_of_things.pdf. Last accessed January 30, 2019).

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Ubiquitor Wireless Universal Sensor Device

Our “Ubiquitor,” device is a handheld fully modular system with a universal sensor node and gateway system that uses a smartphone as the output display module that displays the readings of various probe modules. We have completed an initial production run of prototype devices and intend to develop this into full-scale production. The Ubiquitor is a wireless sensor device that combines measuring tools with smartphone technology to quickly deliver sensor node data on desktop and mobile phone screens. The Ubiquitor’s sensor analytics system integrates event-monitoring, storage and analytics software in a cohesive package that provides a holistic view of sensor data it is reading.

The physical hardware consists of:

1.	The sensor probes, which come in hundreds of different varieties of sensor instruments in the form of a USB stick, with both male and female ports; and

2.	The main hardware gateway, which is a small cell phone-sized device with integrated circuits.

This device can connect up to 2,500 sensor instruments, and integrate data using embedded software to display the data and all analytics onto a digital screen (desktop or mobile displays) using a Wi-Fi connection. Most types of probes can connect to the hardware. If the sensor size is bigger than the standard probe size, it is possible to simply use a USB cable to connect the probe and the hub. All data and analytics are displayed on a single screen, with tools that record and keep track of all measurements, and sort and display analytic information in easy to read charts.

The Ubiquitor is a general platform that collects data in real time, up to 100hz per second, and thus is intended to be adapted to many industrial uses.

The Ubiquitor is a multipurpose wireless intelligent sensor device. Its greatest advantage is universal compatibility. Currently, the Ubiquitor device could simultaneously accommodate more than 256 different types of sensor heads. Users could use their smartphones to simultaneously operate and monitor over 256 kinds of sensor readings. With our technology, users only need to obtain the sensor heads, facilitating ease and convenience of use. Using a smartphone, users can collect and analyze data in real time.

By using the smartphone as a substitute platform, we believe we will achieve the following efficiencies:

1.	Cut production costs. Smartphone technology will advance and become more widely used than the vast majority of products on the small sensor device market. By utilizing smartphone technology, the Ubiquitor will add superior functionality and performance, improve the product’s quality and cut production costs.

2.	Reduce the effort required to develop a new sensor product. With the Ubiquitor, we believe that there will be no need for device manufacturers to research and develop the new monitoring and operating components because they will just need to develop new sensor heads based on our software technology.

3.	Reduce clutter. It is anticipated that the Ubiquitor dispenses with the hassle of hooking up cables, since it is based on wireless transmission of data.

Other Traditional Handheld Meters

Filter and Handheld Meter Wholesaler

We are a wholesaler of various filtration products and digital meters. We source our products from manufacturers in China and then sell to a major U.S. distributor who resells our products directly to consumers through retail distribution channels.

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Specifically, we sell the following products:

Fan Speed Adjuster device. We provide a fan speed adjuster device to retailers and distributors. Designed specifically for centrifugal fans with brushless motors, our adjuster device helps ensure longer life by preventing damage to fan motors by adjusting the speed of centrifugal fans without causing the motor to hum. These devices are rated for 350 watts max, have 120VAC voltage capacity and feature an internal, electronic auto-resetting circuit breaker.

Carbon filter devices. We also sell two types of carbon filter devices to distributors. These Carbon filter devices are professional grade filters specifically designed and used to filter air in greenhouses that might be polluted by fermenting organics. One of these filters can be attached to a centrifugal fan to scrub the air in a constant circle or can be attached to an exhaust line as a single pass filter, which moves air out of the growing area and filters unwanted odors and removes pollens, dust, and other debris in the air. The other filter is designed to be used with fans from 0-6000 C.F.M.

HEPA filtration device. We provide an organic air high efficiency particulate arrestance (“HEPA”) filtration device at wholesale prices to distributors and retailers. Manufactured, tested, certified, and labeled in accordance with current HEPA filter standards, this device is targeted towards greenhouses and grow rooms and designed to keep insects, bacteria, and mold out of grow rooms. We sell these devices in various sizes.

Digital light meter. We provide a handheld digital light meter that is used to measure luminance in fc units, or foot-candles. The meter we sell is designed to be full cosine corrected for the angular incidence of light (meaning if you are not holding the sensor perpendicular to the light source, the sensor will still read the light correctly). The meter has a built-in low battery indicator and is designed to accurately measure to 40,000 FC.

Quantum par meter. We provide a handheld quantum par meter used to measure photosynthetically active radiation (“PAR”). This fully portable handheld PAR meter is designed to measure PAR flux in wavelengths ranging from 400 to 700 nm. It is designed to measure up to 10,000 umol.

Recent Developments

Acquisition of AVX Design & Integration, Inc.

Through an acquisition of AVX, we are entering the residential and commercial automation installation service industry. On March 15, 2019, the Company completed a transaction with Patrick Calderone to purchase 100% of the outstanding stock of AVX, an IoT installation company based in southern California (the “AVX Acquisition”). In connection with the AVX Acquisition, Patrick Calderone also entered into a consulting agreement with the Company pursuant to which he will offer consulting and training services during the 12-month period following the closing of AVX Acquisition.

AVX was established in 2000 with the goal of providing high-performance, easy-to-use Audio/Video, Home Theater, Lighting Control, Automation and Integration services for high-net-worth residential projects. The company believes in designing from the ground up by working with designers, builders and other integrators, and has become an expert in making all systems integrate, creating CAD and line drawings for all electronic sub-systems and as-built drawings for completed projects. AVX brings decades of experience in design and installation of distributed music, media rooms and home theaters with an emphasis on convenient and easy-to-operate control systems.

The primary customer base is made up of high-end contractors, designers and home owners. AVX also provides services to commercial clients. The company is certified with high-end smart automation vendors mostly consisting of Crestron and Control4 to install full solutions for residential and commercial projects. In addition, the employees work with some of the most reputable brands in audiovisual and home entertainment. AVX also works with some of the best telephone, internet, security and other outside providers to provide a total solution for customers.

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AVX has over twenty years of experience as an installation firm. The key services are executed with the philosophy that AVX is the final 10% specialist, which means AVX always finishes its jobs with extra attention to detail to ensure total satisfaction by the end user, both residential and commercial. AVX’s portfolio of integrated home automation and commercial security products and services allows customers to remotely control, monitor and manage their homes and commercial spaces from any smart device.

AVX currently services the Los Angeles market for projects, primarily concentrating on residences. As of the date of this prospectus, the company has several projects under contract at various stages of development with more projects being negotiated. The Company plans to hire more technicians to handle the workload for new projects that are being negotiated. The Company also plans to expand its commercial automation installation project reach, which has not been a focus to date. The Company is interested in expanding to other local markets in the home automation and installation space in the future. The Company plans to diversify its current marketing initiatives and increase the budget to reach new customers.

We believe that our Ubiquitor device could revolutionize the smart home market because there are so many applications that can be utilized in a smart home system, like monitoring temperature, humidity, light, smoke, carbon dioxide, monitoring power usage and production, etc. Since AVX is an installer of smart home products, and since our Ubiquitor device can enhance smart home installations, we believe this is an ideal acquisition for us because we can use AVX as a core part of our team to install and test our Ubiquitor devices in new applications. In other words, all smart home products we install could share the same common universal central control in the Ubiquitor device. Currently, smart home installations consist of dozens of digital devices installed. If a smart home installation used a Ubiquitor, then the end user would only need to purchase one device to do all of the work of these digital devices. This will save money for our smart home installation line and save our clients’ money when they do a smart home product installation.

Currently, we do not believe there are cost-effective smart home products on the market. For example, Crestron systems installation costs range from $100,000 to $500,000. Another operator, Control4 ranges from $20,000-$40,000. The cheapest one is Vivint Smart Home, which costs less than $5,000 to install, however, we understand that the Vivint Smart Home focuses on their security system only and the user has no other smart applications.

These costs are too high for ordinary homeowners, which is why we believe that a very small percentage (we believe less than 5%) of U.S. homeowners have installed any smart home products.

Through our acquisition of AVX, we are planning to offer ordinary families an entire smart home product line at a fraction of the current market price. We have finished the design of smart lighting control, air conditioner, sprinkler, garden light control, garage door control, and heating control.  We are developing a swimming pool control, smoke detector, carbon monoxide monitor.  We believe these product lines could be completed within 6-12 months.

Strategy

Strategy and Marketing Plan

We have designed, manufactured, marketed and distributed our electronic measurement devices, such as temperature humidity meters, digital meters, quantum PAR meters, pH meters, TDS meters and CO2 monitors, for many years and have received feedback from Hydrofarm, our sole distribution platform, claiming that we have many repeat customers. The universal smart technology has been applied to our existing traditional devices and demonstrated functionality and hardware cost savings. We believe we have achieved hardware cost savings in the range of 70% to 90%. Prototypes were sent to our customers for demonstrations and evaluation. We completed the production of certain pilot manufacturing and assembly runs. The first round of pilot production was completed in May 2016. The second round of pilot production was completed in July 2016. We are continuing our future strategic and marketing plans by thoroughly testing the products produced in these manufacturing runs, however, the products from our first and second pilot productions may still be offered for sale in the future.

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Smartphones are an integral part of our wireless universal smart technology system. Both wireless and wired communication connectivity are used and targeted on different applications. In wired connectivity, the data acquisition module is connected through the audio port in the smartphone. The smartphone is used to replace a traditional instrument. Compared with the wireless solution, the wireless communication module or even the power supply used for data acquisition module are eliminated in the design, as a consequence of this some hardware costs are saved. End users are not able to access the sensors or probes remotely. We believe that the instruments based on wired universal smart technology are not as convenient as their wireless counterparts. Currently, in the industry, however, wired instruments are cheaper.

We believe that being the first ones in the market provides a significant and sustained market-share advantage over later competitors. We first focus on our existing instruments and convert them to universal smart devices and market them to our existing customers.

We are putting together an internal sales team with the proceeds of the offering in order to get established for the marketing efforts of the sensor devices, including the Ubiquitor. We are also expanding the sales team for the smart home installation because we believe that the Ubiquitor devices are going to be integral to smart home installation.

We believe that wireless universal smart technology will play a critical role for traditional industrial instrument manufacturers, as it is too expensive and difficult to develop industrial instrument sensors for medium or smaller companies or indivisual homes. The cost factor is the first consideration when deciding whether a company wants to develop smart wireless technologies and implement them in their products. We plan to open a sales department in China dedicated to promoting our technologies to local instrument manufacturers.

Our goals over the next three years include:

•	Raise capital to move to full manufacturing and production for our Ubiquitor device;

•	Partner with manufacturers and promote the adoption of our Ubiquitor platform;

•	Acquire a stable market share of the handheld wireless sensor device market;

•	Continue to develop market share in our wholesale distribution of sensors and filters
•	Focus on building our smart home offerings so that we can reduce the cost of smart home implementation to focus on mass-production of smart home installation and implementation;
•	File additional patents to expand our intellectual property portfolio related to the many uses of our Ubiquitor device; and

•	Utilize our internet marketing strategies to market our handheld sensors and filters.

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In order to achieve these goals, we intend to focus on the following initiatives:

•	Position the Ubiquitor product as the industry standard in universal wireless sensor reading technology;

•	Establish strategic supply chain channels to facilitate efficient production operations; and

•	Communicate the product and service differentiation through direct networking and effective marketing.

Distribution Method

We intend to engage in relationships with Chinese manufacturers and then distribute our Ubiquitor device to distributors and retailers directly from the Chinese manufacturers and directly to traditional instrument manufacturers. We believe that traditional instrument manufacturers will adopt this technology since the Ubiquitor device is intended to consolidate various other sensors.

We intend to manufacture and market the Ubiquitor and sell it directly to consumers or distributors using internet marketing and also using channels such as Amazon.com and to launch the product through crowdfunding sites like indiegogo and kickstarter.com. We also intend to establish a marketing department overseas in China.

Raw Materials

The electronic components used in the Ubiquitor are common and can be easily purchased through a variety of suppliers with little advance notice. Production and assembly lines are also available worldwide, though we complete our assembly in our Ontario, California facility. On October 1, 2018, we entered into an agreement with Beijing Hengnar Technology Development Co., Ltd. to develop certain infrared online gas analyzer products that detect O2, CO, CO2, H2, Nox, SF6 and other gases.

Manufacturing and Assembly

We currently have a third party manufacture our Ubiquitor device and have an assembly facility in California where we assemble the Ubiquitor. However, within the next three years, we expect to cancel our third-party manufacturing relationship and transfer manufacturing and assembly to a large-scale facility in the United States where our management can oversee the process directly. We have key strategic relationships with manufacturing facilities in China, such as Tianjin Guanglee Technologies Ltd., and believe that transferring all manufacturing and assembly of the Ubiquitor device in China will lead to reduced production costs and greater profits.

Competitors

There are several competitors we have identified in the wireless sensor node industry, including traditional instruments or devices manufacturers such as Hanna Instruments or Extech Instruments.

Hach developed and launched the SC1000 Multi-parameter Universal Controller, a probe module for connecting up to 32 digital sensors or analyzers. However, their products are not compatible with smart phones yet; and we believe their price point is still prohibitive to consumers.

Monnit Corporation offers a range of wireless and remote sensors. Many of Monnit’s products are web-based wireless sensors that usually are not portable because of their power consumption. Also, the sensors’ real-time updates are slow; and we believe security of the web-based sensor data acquisition also may be a concern. In addition to purchasing the device, consumers usually have to pay monthly fees for using web-based services.

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We are not trying to compete with traditional instruments or device manufacturers because we utilize our Ubiquitor device in conjunction with our generic instrument’s smartphone application, which we believe will be a completely different product category.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On November 4, 2016, we filed a U.S. patent application number 15/344,041 with the U.S. Patent and Trademark Office (“USPTO”). On March 5, 2018, we issued a press release announcing that the USPTO had issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Universal Smart Device. The patent was granted on March 20, 2018.

Pursuant to recent research and development efforts, we recently received an issue notification from the USPTO for an application filed on June 2, 2017 that is a process for improving a spectral response curve of a photo sensor. The small and cost-effective multicolor sensor and its related software protected by the potential patent we believe could achieve a spectral response that approximates an ideal photo response to measure optical measurement. The patent was issued on February 26, 2019.

In addition, we have been awarded a notice of allowance for a patent from the USPTO for a patent application we filed on March 12, 2018 as application No. 15/925,400. The patent title is a “Universal Smart Device,” which is a universal smart instrument that unifies heterogeneous measurement probes into a single device that can analyze, publish, and share the data analyzed. The issue fee was paid on March 14, 2019.

Research and Development Activities

During 2018 we spent a total of $221,510 on research and development activities. We estimate spending $280,000 on research and development over the course of 2019.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this Registration Statement we have thirty full-time and two part-time employees, the Company’s officers, our President Dr. Edward Lee, our Chief Executive Officer and Secretary Desheng Wang, and our Chief Financial Officer Duncan Lee. Our officers and directors are responsible for planning, developing and operational duties, and will continue to be so throughout the early stages of our growth. Our thirty full-time employees are working in the warehouse orchestrating the development and distribution of our handheld sensor devices as well as our filters.

Legal Proceedings

We are not a party to any legal proceedings.

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Reports to Securities Holders

We provide an annual report that includes audited financial information to our shareholders. We make our financial information equally available to any interested parties or investors through compliance with the disclosure rules for a small business issuer under the Exchange Act. We are subject to disclosure filing requirements including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward-looking statements in the following discussion and elsewhere in this prospectus and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or our behalf. We disclaim any obligation to update forward-looking statements.

Narrative Description of the Business

Focus Universal Inc. (the “Company,” “we,” “us” or “our”) currently conducts business as a handheld sensor systems and filters wholesaler to distribution platforms. We are working on developing a universal sensor node and gateway system that uses the data processing capabilities of a smartphone to display readings of multiple probe modules. We are also researching the development of an anti-counterfeit authentication technology that we believe could address the problem of counterfeit production by attempting to authenticate consumer goods.

Through a merger with Perfecular Inc., we strategically expanded our business to the research, development, assembly and marketing of high-tech electronic devices. We realized that Internet marketing would not be sufficient to generate sales of our products, particularly the Ubiquitor product. We are going to focus on all types of marketing, particularly marketing directly to established consumer distributions retailers. For this reason, during the first quarter of 2016 we decided to emphasize our sales of handheld sensors and air filters and discontinue our marketing and advertising business segment. Through the development and creation of our Ubiquitor device, we anticipate that sales and marketing involved with bringing this product to market will require us to hire a number of new employees in order to gain traction in the market as well as continue to expand such sales of our existing sensor and air filter products.

For the quarter ended March 31, 2019 and the years ended December 31, 2018 and 2017, we generated significant amount of revenue from sales of a broad selection of agricultural sensors and measurement equipment which was the primary business for Perfecular Inc. and is now our primary business.

Through an acquisition of AVX, we are entering the residential and commercial automation installation service industry. AVX provides high-performance, easy-to-use Audio/Video, Home Theater, Lighting Control, Automation and Integration services for high-net-worth residential projects. AVX has over twenty years of experience as an installation firm. The company’s portfolio of integrated home automation and commercial security products and services allows customers to remotely control, monitor and manage their homes and commercial spaces from any smart device. AVX currently services the Los Angeles market for projects, primarily concentrating on residences. The Company plans to hire more technicians and to expand its commercial automation installation project reach. The Company is interested in expanding to other local markets in the home automation and installation space in the future. The Company plans to diversify its current marketing initiatives and increase the budget to reach new customers.

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Our current products include:

Scientific Instrument Research and Development and Sales

Engineers and scientists use instrumentation to observe, understand, and manage real-world data and phenomena, events, and processes related to their industries or areas of expertise. Instrumentation systems that we are researching and developing measure and control electrical signals, such as voltage, current and power, as well as temperature, pressure, speed, flow, volume, torque, light sensing, and vibration for example. Common general-purpose instruments in our market segment include, for example, voltmeters, signal generators, oscilloscopes, data loggers, spectrum analyzers, cameras, and temperature and pressure monitors and controllers. Systems that perform measurement and control can be generally categorized as test, measurement, and embedded systems.

A New Approach to Measurement and Sensing

We offer a different approach than what is currently on the market because we are attempting to establish a demand for devices that link handheld devices and sensors with common smartphone computing power through an application on the smartphone in both iOS and Android devices. Tapping into the computing power of a smartphone enables a standard measurement device to increase its capabilities.

We also offer an array of traditional handheld measurement and control meters through our wholesale distribution platform.

Filter and Handheld Meter Wholesaler

We are a wholesaler of various filtration products and digital meters. We source our products from manufacturers in China and then sell to a major U.S. distributor who resells our products directly to consumers through retail distribution channels. Specifically, we sell the following products:

Fan Speed Adjuster device. We provide a fan speed adjuster device to retailers and distributors. Designed specifically for centrifugal fans with brushless motors, our adjuster device helps ensure longer life by preventing damage to fan motors by adjusting the speed of centrifugal fans without causing the motor to hum. These devices are rated for 350 watts max, have 120VAC voltage capacity and feature an internal, electronic auto-resetting circuit breaker.

Carbon filter devices. We also sell two types of carbon filter devices to distributors. These Carbon filter devices are professional grade filters specifically designed and used to filter air in greenhouses that might be polluted by fermenting organics. One of these filters can be attached to a centrifugal fan to scrub the air in a constant circle or can be attached to an exhaust line as a single pass filter, which moves air out of the growing area and filters unwanted odors and removes pollens, dust, and other debris in the air. The other filter is designed to be used with fans from 0-6000 C.F.M.

HEPA filtration device. We provide an organic air high efficiency particulate arrestance (“HEPA”) filtration device at wholesale prices to distributors and retailers. Manufactured, tested, certified, and labeled in accordance with current HEPA filter standards, this device is targeted towards greenhouses and grow rooms and designed to keep insects, bacteria, and mold out of grow rooms. We sell these devices in various sizes.

Digital light meter. We provide a handheld digital light meter that is used to measure luminance in fc units, or foot-candles. The meter we sell is designed to be full cosine corrected for the angular incidence of light (meaning if you are not holding the sensor perpendicular to the light source, the sensor will still read the light correctly). The meter has a built-in low battery indicator and is designed to accurately measure to 40,000 FC.

Quantum par meter. We provide a handheld quantum par meter used to measure photosynthetically active radiation (“PAR”). This fully portable handheld PAR meter is designed to measure PAR flux in wavelengths ranging from 400 to 700 nm. It is designed to measure up to 10,000 umol.

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Ubiquitor Wireless Universal Sensor Device

We have fully researched and developed a device we call the “Ubiquitor,” which is a handheld fully modular system with a universal sensor node and gateway system that uses a smartphone as the output display module that displays the readings of various probe modules. We have completed an initial production run of 1,000 devices and intend to develop this into full-scale production as soon as possible. The Ubiquitor is a wireless sensor device that combines measuring tools with smartphone technology to quickly deliver sensor node data on desktop and mobile phone screens. The Ubiquitor’s sensor analytics system will integrate event-monitoring, storage and analytics software in a cohesive package that we hope will provide a holistic view of sensor data it is reading.

After sending our circuit boards to China for soldering at an unaffiliated manufacturing facility, we assembled the initial production run at our facilities located in the City of Industry. This initial production run will allow us to show large distributors and consumers the capabilities of the Ubiquitor which we hope will generate demand.

The physical hardware consists of:

1.	The sensor probes, which come in hundreds of different varieties of sensor instruments in the form of a USB stick, with both male and female ports; and

2.	The main hardware gateway, which is a small cell phone size device with integrated circuits.

This device is intended to connect up to 2,500 sensor instruments, and integrate data using embedded software to display the data and all analytics onto a digital screen (desktop or mobile displays) using multiple types of wireless connections (i.e., Wi-Fi, Bluetooth, 3G and 4G). Most types of probes can connect to the hardware. If the sensor size is bigger than the standard probe size, it is possible to simply use a USB cable to connect the probe and the hub. All data and analytics are displayed on a single screen, with tools that record and keep track of all measurements, and sort and display analytic information in easy to read charts.

The Ubiquitor is a general platform that collects data in real time, up to 100hz per second, and thus is intended to be adapted to many industrial uses.

The Ubiquitor is a multipurpose wireless intelligent sensor device that will be intended to achieve universal compatibility. Currently, the Ubiquitor device could simultaneously accommodate more than 256 different types of sensor heads. Users could use their smartphones to simultaneously operate and monitor over 256 kinds of sensor readings. With Perfecular Inc.’s technology, users only need to obtain the sensor heads, facilitating ease and convenience of use. Using a smartphone, users can collect and analyze data in real time. We have not yet started research and development of a second generation Ubiquitor device, but once we demonstrate the market for this product intend to begin such research and development. Currently our research and development is focused on concepts we can implement in the current generation Ubiquitor device.

Intellectual Property Protection

On November 4, 2016, we filed a U.S. patent application number 15/344,041 with the USPTO. On March 5, 2018, we issued a press release announcing that the USPTO has issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Universal Smart Device. The patent was granted on March 20, 2018.

Pursuant to recent research and development efforts, we recently received an issue notification from the USPTO for an application filed on June 2, 2017 that is a process for improving a spectral response curve of a photo sensor. The small and cost-effective multicolor sensor and its related software protected by the potential patent we believe could achieve a spectral response that approximates an ideal photo response to measure optical measurement. The patent was issued on February 26, 2019.

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In addition, we have been awarded a notice of allowance for a patent from the USPTO for a patent application we filed on March 12, 2018 as application No. 15/925,400. The patent title is a “Universal Smart Device” which is a universal smart instrument that unifies heterogeneous measurement probes into a single device that can analyze, publish, and share the data analyzed. The issue fee was paid on March 14, 2019.

Competitors

There are several competitors we have identified in the wireless sensor node industry, including traditional instruments or devices manufacturers such as Hanna Instruments or Extech Instruments.

Hach developed and launched the SC1000 Multi-parameter Universal Controller, a probe module for connecting up to 32 digital sensors or analyzers. However, their products are not compatible with smart phones yet; and we believe their price point is still prohibitive to consumers.

Monnit Corporation offers a range of wireless and remote sensors. Many of Monnit’s products are web-based wireless sensors that usually are not portable because of their power consumption. Also, the sensors’ real-time updates are slow; and we believe security of the web-based sensor data acquisition also may be a concern. In addition to purchasing the device, consumers usually have to pay monthly fees for using web-based services.

We are not trying to compete with traditional instruments or device manufacturers because we utilize our Ubiquitor device in conjunction with our generic instrument’s smartphone application, which we believe will be a completely different product category.

Market Potential

We believe that wireless universal smart technology will play a critical role for traditional instrument manufacturers, as it is too expensive and difficult to develop for medium or smaller companies. The cost factor is the first consideration when deciding whether a company wants to develop smart wireless technologies and implement them in their products or use them in their field testing. We also hope to play a role in academic laboratories, particularly with smaller academic laboratories who are sensitive to price.

Results of Operations

Results of operations for the three months ended March 31, 2019 compared to the three months ended March 31, 2018.

Revenue, Cost of Sales and Gross Profit

Our consolidated gross revenue for the three months ended March 31, 2019 and 2018 was $242,738 and $68,552, respectively, which included revenue from related parties of $3,000 and $7,375, respectively. Revenue for the three months ended March 31, 2019 increased $174,186 due to acquisition of AVX Design & Integration, Inc. which generated revenue of $128,545 for the period then ended. Our cost of consolidated cost of revenues for the three months ended March 31, 2019 and 2018 was $122,610 and $17,924, respectively, resulting in a gross profit of $120,610 and $50,628 for the three months ended March 31, 2019 and 2018, respectively.

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Operating Costs and Expenses

The major components of our operating expenses for the three months ended March 31, 2018 and 2017 are outlined in the table below:

	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2018	Increase (Decrease) $
Selling	$9,209	$–	$9,209
Officer compensation	31,675	30,000	1,675
Research and development	62,004	51,018	10,986
Professional fees	355,274	50,161	305,113
General and administrative	110,456	69,163	41,293
Total operating expenses	$568,618	$200,343	$368,276

Officer compensation was $31,675 and $30,000 for the three months ended March 31, 2019 and 2018.

Research and development was $62,004 and $51,018 for the three months ended March 31, 2019 and 2018.

Professional fees increased from $50,161 during the three months ended March 31, 2018 to $355,274 during the March 31, 2019, an increase of $305,113. The increase of professional fees mainly resulted legal, accounting and consulting expenses incurred related to the acquisition, annual audit, SEC filings, and preparing for a listing on the NASDAQ Capital Market.

General and administrative expenses of $110,456 incurred during the three months ended March 31, 2019 primarily consisted of salaries of $51,542 and depreciation expense of $32,926. General and administrative expenses of $69,163 incurred during the three months ended March 31, 2018 primarily consisted of office rent of $10,500 and salaries of $26,023. The increase was mainly due to increased salaries and depreciation expenses.

Net Losses

During the three months ended March 31, 2019 and 2018, we incurred net losses of $447,283 and $203,833 respectively, due to the factors discussed above.

Liquidity and Capital Resources

Working Capital

	March 31, 2019	December 31, 2018
Current Assets	$4,222,851	$4,691,904
Current Liabilities	(367,209)	(211,976)
Working Capital	$3,855,642	$4,479,928

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Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2018
Net cash used in operating activities	$(369,117)	$(141,872)
Net cash used in investing activities	(529,638)	–
Net cash used in financing activities	(2,021)	–
Net change in cash	$(900,776)	$(141,872)

Cash Flows from Operating Activities

Our net cash outflows from operating activities of $369,117 for the three months ended March 31, 2019 was primarily the result of our net loss of $447,283, and changes in our operating assets and liabilities. Our net cash outflows from operating activities of $141,872 for the three months ended March 31, 2018, was primarily the result of our net loss of $203,833 and changes in our operating assets and liabilities.

We expect that cash flows from operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

The Company purchased a warehouse in September of 2018 and had some additional improvement on the building, resulting a cash outflow from investment activities of $529,638 for the three months ended March 31, 2019. The Company did not incur any cash flow from investing activities for the three months ended March 31, 2018.

Cash Flows from Financing Activities

Our net cash outflows from financing activities of $2,021 for the three months ended March 31, 2019 was primarily from payment on long term debt and finance lease obligations. The Company did not incur any cash flow from financing activities for the three months ended March 31, 2018.

Going concern

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Recently, the Company has devoted a substantial amount of resources to research and development to bring the Ubiquitor and its mobile application to full production and distribution. For the three months ended March 31, 2019, the Company had a net loss of $447,283 and negative cash flow from operating activities of $369,117. As of March 31, 2019 the Company also had an accumulated deficit of $4,450,741. These factors raise certain doubts regarding the Company’s ability to continue as a going concern. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its Ubiquitor product.

Off Balance Sheet Arrangements

As of March 31, 2019, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

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MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name	Age	Position
Dr. Edward Lee*	54	President and Director
Dr. Desheng Wang**	53	Chief Executive Officer, Secretary, and Director
Duncan Lee***	35	Chief Financial Officer
Dr. Jennifer Gu*	50	Director
Michael Pope****	38	Director (1)
Sheri Lofgren****	61	Director (1)
Carine Clark****	54	Director (1)
Greg Butterfield*****	58	Director (1)

* Appointed director on October 21, 2015

** Appointed director on December 29, 2014

*** Appointed officer on April 2, 2018

**** Appointed director on June 8, 2018

***** Appointed director on November 28, 2018

(1) Independent director

Each director serves until our next annual meeting of the stockholders or unless he or she resign earlier and serves until his or her successor is elected and qualified. At the present time, members of the Board of Directors are not compensated for their services to the board.

Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office.

Biographical Information Regarding Officers and Directors

Desheng Wang

Dr. Desheng Wang was appointed as Chief Executive Officer, Secretary, and is a director as of December 29, 2014. Dr. Wang has over 20 years of professional experience in mobile technology. Dr. Wang earned his bachelor’s degree from Hebei Normal University, Physics Department in 1985. In 1988, Dr. Wang earned his master’s degree from Dalian Institute of Chemical Physics at the Chinese Academy of Science in 1988. Dr. Wang earned his Ph.D. in Chemistry at Emory University in 1994. Dr. Wang served as a senior research fellow at California Institute of Technology from 1994-2011. Over the last five years, Dr. Wang has served as president of Vitashower Corporation and formerly as President of Perfecular Inc.

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Edward Lee

Dr. Edward Lee was appointed President and has been a director since October 21, 2015. Dr. Lee received his bachelor’s degree in Mathematics at Lanzhou University in 1983, received his master’s degree at University of Science and Technology of China in 1985 and earned his Ph.D. in Mathematics at University of Florida in 1991. Dr. Lee worked as an assistant professor at Tsinghua University in 1986 and National University of Singapore in 1992. Dr. Lee currently serves as CEO of AIDP and has for the past 22 years. AIDP is a leading supplier of dietary supplement ingredients, focusing on research & development and marketing and sales of proprietary ingredients like Magtein, KoACT, Predtic X, and Long Jax. Dr. Lee is also serving as the Vice President of the American Chinese Medicine Association. Dr. Lee is married to Jennifer Gu, a current director of Focus Universal.

Duncan Lee

Mr. Lee was appointed as CFO on April 2, 2018. Mr. Lee is presently a licensed Certified Public Accountant. Mr. Lee graduated in 2006 with a bachelor’s degree in Accounting from the University of Southern California and has more than 11 years of experience with public company accounting and financial reporting with the SEC. Mr. Lee worked on the audit staff of the PCAOB accounting firm of Moore Stephens Wurth Frazer and Torbet LLP and then worked as a senior associate at the PCAOB accounting firm of Simon & Edward, LLP in Diamond Bar, CA. Since 2011, Mr. Lee has worked in-house as a staff accountant at a public company called E-world USA Holding, Inc. preparing their routine securities filings, including their 10-K and 10-Q filings. In addition to working with E-World USA Holding, Inc., in the past five years, Mr. Lee has also worked as an outside consultant CPA for other public companies.

Jennifer Gu

Dr. Jennifer Gu was appointed as a director on October 21, 2015. Dr. Gu earned her bachelor’s degree in Biology from University of Florida in 1990 and earned her Ph.D. in Experimental Pathology at University of California, Los Angeles in 1997. She also completed post-doctoral research at the California Institute of Technology in 2004. Dr. Gu is currently serving as the Vice President of Research & Development at AIDP. Dr. Gu is married to Edward Lee, the current president and a director of Focus Universal.

Michael Pope

Michael Pope was appointed as a director of the Company on June 8, 2018. Mr. Pope has served as President of Boxlight Corporation (Nasdaq: BOXL), a global education technology provider since July 2015. He previously served as Managing Director of Vert Capital Corp., a Los Angeles based private equity, and Chief Financial Officer and Chief Operating Officer for the Taylor Family. As a seasoned, global executive, Mr. Pope has led over 50 buy-side transactions and raised over $200 million in debt and equity financings. He brings specific experience with fundraising, investor relations, mergers and acquisitions, and corporate strategy. Mr. Pope holds an active CPA license and serves on the boards of various private and public organizations. Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sheri Lofgren

Sheri Lofgren was appointed as an independent director of the Company on June 8, 2018. Ms. Lofgren has served as a financial consultant since March 2018. She served as Chief Financial Officer for Boxlight Corporation (Nasdaq: BOXL), a global education technology provider, from September 2014 to March 2018. She was Chief Financial Officer at Logical Choice Technologies, Inc., a distributor of interactive technologies to the education market, from 2005 to 2013. Ms. Lofgren is a certified public accountant with extensive experience in financial accounting and management, operational improvement, budgeting and cost control, cash management and treasury, along with broad audit experience, internal control knowledge and internal and external reporting. She started her career with KPMG and then joined Tarica and Whittemore, an Atlanta based CPA firm, as an audit manager. Ms. Lofgren is a graduate of Georgia State University where she earned a B.A. in Business Administration – Accounting.

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Greg Butterfield

Greg Butterfield was appointed as an independent director of the Company on November 28, 2018. Mr. Butterfield is the founder and Managing Partner of SageCreek Partners (“SCP”) a technology commercialization and consulting firm. Prior to starting SCP Mr. Butterfield served as the CEO of Vivint Solar, a leading full-service residential solar integrator. Before Vivint, Greg was the Group President for Symantec’s Server and Storage business units, responsible for a $4 Billion sector in the business. Mr. Butterfield joined Symantec through the company’s acquisition of Altiris in April 2007. At Altiris, he served as chairman of the board, President, and CEO. After joining Altiris in February 2000, he guided the company to eight consecutive years of positive revenue growth and profitability. In Mr. Butterfield’s first year with Altiris, annual revenues were $3 million; in 2007, annual revenues exceeded $300 million. Mr. Butterfield is widely credited as the driving force behind eleven acquisitions and navigated the company through a successful IPO in 2002 in spite of a notable economic downturn in the technology sector. The IPO was followed in August of 2003 with a successful secondary offering. Mr. Butterfield was invited to the 2006 World Economic Forum as a Technology Pioneer. He was also the winner of the 2002 Ernst and Young Entrepreneur of the Year award and served as the chairman of the board of the Utah Information Technology Association from 2003 to 2005. Mr. Butterfield received a Bachelor of Science in Business Administration (finance emphasis) from Brigham Young University.

Carine Clark

Carine Clark was appointed as an independent director of the Company on June 8, 2018. Ms. Clark is a talented executive serving as president and CEO of four high-growth tech companies, specializing in helping companies scale from $10 million to $100 million or more. Since 2017 she has served as an Executive Board Member of the Utah Governor’s Office of Economic Development and Silicon Slopes, a non-profit helping Utah’s tech community thrive. Prior to that, Ms. Clark served from January 2015 to December 2016 as the President and CEO of MartizCX. From December 2012 to December 2016 Ms. Clark served as the President and CEO of Allegiance, Inc. Her reputation as a data-driven marketing executive at Novell for 14 years, Altiris for five years, and Symantec for more than 10 years. She has received numerous awards including the EY Entrepreneur of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

Corporate Governance

Our Board of Directors currently consists of seven members. Our Chairperson of the Board of Directors is Edward Lee. Edward Lee, Desheng Wang and Jennifer Gu are the three members of our Board of Directors who are not independent directors. Michael Pope, Sheri Lofgren, Greg Butterfield, and Carine Clark are four members of our Board of Directors who are independent directors.

Director Attendance at Meetings

Our Board of Directors conducts its business through meetings of our Board of Directors, both in person and telephonic, and actions taken by written consent in lieu of meetings. During the year ended December 31, 2018, our Board of Directors held four meetings. All directors attended at least 75% of the meetings of our Board of Directors and of the committees of our Board of Directors on which they served during 2018.

Our Board of Directors encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so.

Committees of our Board of Directors

Our Board of Directors has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

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Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Ms. Sheri Lofgren, the Chairperson of the Audit Committee, Mr. Michael Pope and Mr. Greg Butterfield, all of whom have been determined by the Board of Directors to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board of Directors has determined that Mr. Sheri Lofgren qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes Oxley Act. The Audit Committee did not meet during 2018 and did not take any actions by written consent.

Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee operates under a written charter. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Ms. Carine Clark, Mr. Greg Butterfield, and Mr. Sheri Lofgren. Ms. Carine Clark is the Chairperson of the Compensation Committee. Each of the Compensation Committee members has been determined by the Board of Directors to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee did not meet during 2018 and did not take any actions by written consent.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board of Directors and the committees of the Board; and assesses the independence of our directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board of Directors regarding the chairpersonship and membership of each committee. In addition, the Nominating and Corporate Governance Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee has adopted a charter that identifies the procedures whereby Board of Director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes in the past year to the procedures by which stockholders may recommend nominees for the Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board of Directors does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating and Corporate Governance Committee given the current needs of the Board of Directors, the committees of the Board of Directors and the Company. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating and Corporate Governance Committee expects to recommend to the Board of Directors for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating and Corporate Governance Committee will make a recommendation as to whether the Board of Directors should nominate the proposed director candidate for election by the stockholders of the Company.

The Nominating and Corporate Governance Committee operates under a written charter. No member of the Nominating and Corporate Governance Committee may be an employee of the Company, and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating and Corporate Governance Committee currently consists of directors Mr. Greg Butterfield, who is the Chairperson of the committee, Mr. Michael Pope and Ms. Carine Clark. Each of the members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be independent under NASDAQ listing standards. The Nominating and Corporate Governance Committee did not meet or take any actions by written consent during 2018

Oversight of Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors assesses major risks facing our Company and options for their mitigation in order to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board of Directors in the risk oversight process allows our Board of Directors to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board of Directors regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

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While our Board of Directors is ultimately responsible for risk oversight, various committees of our Board of Directors oversee risk management in their respective areas and regularly report on their activities to our entire Board of Directors. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board of Directors has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). In order to satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver. The Code of Business Conduct and Ethics provides that any waivers of, or changes to, the code that apply to the Company’s executive officers or directors may be made only by the Audit Committee. In addition, the Code of Business Conduct and Ethics includes updated procedures for non-executive officer employees to seek waivers of the code.

Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Mr. Edward Lee, Mr. Desheng Wang, and Ms. Jennifer Gu, is an independent director; and all standing committees of our Board of Directors are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board of Directors must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board of Directors to consider certain factors, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board of Directors are Michael Pope, Sheri Lofgren, Greg Butterfield, and Carine Clark.

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EXECUTIVE COMPENSATION

Compensation of Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during years ended 2018 and 2017 awarded to, earned by or paid to our executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation	Totals
Position	Year	($)*	($)	($)	($)	(S)	($)	($)	($)
Edward Lee President and Director	2018	0	0	0	0	0	0	0	0
	2017	0	0	0	0	0	0	0	0
Desheng Wang CEO, Secretary and Director	2018	120,000	0	0	0	0	0	0	120,000
	2017	120,000	0	0	0	0	0	0	120,000
Duncan Lee Chief Financial Officer	2018	20,000	0	0	0	0	0	0	20,000

Narrative Disclosure Requirement for Summary Compensation Table

Compensation

We have not provided our named executive officers with perquisites or other personal benefits. As of December 31, 2017, only Dr. Wang has informally entered into compensation arrangements pursuant to services provided. As of December 31, 2018, no other officer or director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

Retirement, Resignation, or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our Company or as a result of a change in the responsibilities of an executive following a change in control of our Company.

Directors’ Compensation

The persons who served as members of our Board of Directors, including executive officers, did not receive any compensation for services as directors for 2017, 2016, or 2015.

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For our independent directors, Mr. Michael Pope received $5,000 cash compensation for 2018. Ms. Sheri Lofgren received $18,750 cash compensation for 2018. Mr. Sean Warren received $15,000 cash compensation for 2018 for serving as a director. Ms. Carrie Clark received $5,000 cash compensation for 2018. Mr. Greg Butterfield $5,000 cash compensation for 2018. As of the date of this prospectus, all directors are yet to be issued 15,000 options per person pursuant to our 2018 Stock Option Plan and such options will vest over a period of one year.

Option Exercises and Stock Vested

Previously, we did not have a stock option plan in place; therefore, there were no options issued, outstanding, exercised, or stock issued or vested as compensation during the years ended December 31, 2018 and 2017.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-qualified deferred compensation plans for its employees or directors.

Executive Officer Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of December 31, 2018.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested	Vested	Vested
Edward Lee President	–	–	–	–	–	–	–	–	–
Desheng Wang CEO, Secretary	–	–	–	–	–	–	–	–	–
Duncan Lee CFO	–	–	–	–	–	–	–	–	–
Michael Pope	–	–	–	–	–	–	–	–	–
Carine Clark	–	–	–	–	–	–	–	–	–
Sheri Lofgren	–	–	–	–	–	–	–	–	–
Greg Butterfield	–	–	–	–	–	–	–	–	–

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 26, 2019: (i) by each of our directors, (ii) by each of the Named Executive Officers, (iii) by all of our executive officers and directors as a group, and (iv) by each person or entity known by us to beneficially own more than five percent (5%) of any class of our outstanding shares. As of July 2, 2019, there were 40,959,741 shares of our common stock outstanding:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Class

Named Directors and Executive Officers
Edward Lee	8,400,000	20.534%
Desheng Wang	14,290,000	34.932%
Duncan Lee	–	–
Jennifer Gu	–	–
Michael Pope	–	–
Sheri Lofgren	–	–
Greg Butterfield	–	–
Carine Clark	–	–
Directors and Executive Officers as a Group	22,690,000	55.466%

5% Shareholders
Desheng Wang	14,290,000	34.932%
Yan Chen	3,000,000	7.334%
Edward Lee	8,400,000	20.534%
All 5%+ Shareholders as a Group	25,690,400	62.80%

(1) Applicable percentage of ownership is based on 40,959,741 shares of common stock outstanding on June 26, 2019.

Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of common stock within 60 days after the date of this prospectus, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days after the date of this prospectus, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our common stock is our only issued and outstanding class of securities eligible to vote.

As of June 26, 2019, there were 22,690,000 shares of common stock outstanding owned by our officers and directors.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Revenue generated from Vitashower Corp., a company owned by the CEO, amounted to $22,200 and $6,571 for the year ended December 31, 2018 and 2017, respectively, $3,000 and $7,375 for the three months ended March 31, 2019 and 2018, respectively. Account receivable balance due from Vitashower Corp. amounted to $39,625 and $564 as of December 31, 2018 and 2017, respectively, and $2,000 as of March 31, 2019.

Payment for employment paid to the President, Chief Executive Officer, Secretary, Treasurer, and Chief Financial Officer for the years ended December 31, 2018 and 2017 were as follows:

	For the year Ended December 31, 2018	For the year Ended December 31, 2017

President	$–		$–
Chief Executive Officer, Secretary and Treasurer	120,000		120,000
Chief Financial Officer	20,000
	$140,000	$	*

Director Independence

A director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our director, Edward Lee, is also our President; our director Desheng Wang is also our Chief Executive Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership of our common stock and other equity securities with the SEC on a timely basis.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 common shares, par value $0.001 per share.

Authorized and Issued Stock
	Number of shares at June 26, 2019
Title of Class	Authorized	Issued and Outstanding	Reserved
Common stock, par value $0.001 per share	75,000,000	40,959,741	-0-

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant. Our Board of Directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

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These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors, and to discourage some types of transactions that may involve the actual or threatened change of control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our Company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our Company. They also may have the effect of preventing changes in our management.

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DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our amended and restated articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article 9 of our amended and restated bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by such director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our Company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson Bradshaw & Cao, LLP.

EXPERTS

The financial statements included in this prospectus as of years ended December 31, 2018 and 2017 have been audited by BF Borgers CPA PC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Neither the named experts nor counsel own any shares of our common stock.

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ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our Company on our website, located at www.focusuniversal.com.

54

FOCUS UNIVERSAL INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

Index to the Financial Statements

Contents	Page

Audited Financial Statements – Focus Universal, Inc.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2018 and 2017	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2018 and 2017 Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2018 and 2017	F-4 F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2018 and 2017	F-6

Notes to the Consolidated Financial Statements	F-7

Audited Financial Statements – AVX Design & Integration, Inc.

Unaudited Financial Statements – Focus Universal, Inc.

Consolidated Balance Sheets as of March 31, 2019 (Unaudited) and December 31, 2018	F-24

Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 2019 and 2018

Consolidated Statements of Changes in Stockholders’ Equity (Unaudited) for the Three Months Ended March 31, 2019 and 2018

F-25 F-26

Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 2019 and 2018	F-27

Notes to the Unaudited Consolidated Financial Statements	F-28

Unaudited Financial Statements – Focus Universal, Inc. and AVX Design & Integration, Inc. Pro Forma Consolidated Balance Sheet as of December 31, 2018 (Unaudited)	F-39

Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2018 (Unaudited) Pro Forma Consolidated Balance Sheet as of March 31, 2019 (Unaudited)	F-40 F-41

Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2019 (Unaudited)	F-42

Notes to Pro Forma Consolidated Financial Statements	F-43

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Focus Universal, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Focus Universal, Inc. (the “Company”) as of December 31, 2018 and 2017, the related statement of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2017

Lakewood, CO

March 8, 2019

F-2

FOCUS UNIVERSAL INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	2018	2017

ASSETS
CURRENT ASSETS
Cash	$4,455,751	$394,398
Accounts receivable	10,908	26,311
Account receivable - related party	39,625	564
Inventory, net	69,787	47,432
Prepaid expenses	115,833	8,280
Total Current Assets	4,691,904	476,985

Property and equipment, net	4,578,135	6,336

Deposits	7,872	7,210

Total assets:	$9,277,911	$490,531

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued liabilities	$163,661	$449,256
Accounts payable - related party	4,921	–
Other payable	7,210	–
Customer deposit	36,184	31,734
Taxes payable	–	800
Total Current Liabilities	211,976	481,790
Non-current Liabilities
Convertible promissory note, net	–	81,342

Total Liabilities	211,976	563,132

Stockholders’ Equity (Deficit):
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 40,907,010 shares issued and outstanding as of December 31, 2018 and 34,574,706 shares issued and outstanding as of December 31, 2017	40,907	34,575
Additional paid-in capital	12,956,486	1,871,618
Shares to be issued, common shares	72,000	–
Accumulated deficit	(4,003,458)	(1,978,794)
Total stockholders’ equity (deficit)	9,065,935	(72,601)

Total Liabilities and Stockholders’ Equity (Deficit)	$9,277,911	$490,531

The accompanying notes are an integral part of these consolidated financial statements

F-3

FOCUS UNIVERSAL INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2018	2017
Revenue	$285,929	$891,513
Revenue – related party	22,200	6,571
Total Revenue	308,129	898,084

Cost of Revenue	137,897	726,252

Gross Profit	170,232	171,832

Operation Expenses:
Compensation - officers	120,000	120,000
Research and development	221,510	208,238
Professional fees	960,846	107,899
General and administrative	451,597	256,225
Total Operating Expenses	1,753,953	692,362

Loss from Operations	(1,583,721)	(520,530)

Other Income (Expense)
Interest expense, net	(440,943)	(105,831)
Total other expense	(440,943)	(105,831)

Loss before income taxes	(2,024,664)	(626,361)

Net Loss	$(2,024,664)	$(626,361)

Weight Average Number of Common Shares Outstanding - Basic and Diluted	37,778,614	34,574,706

Net Loss per common share Basic and diluted	$(0.05)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements

F-4

FOCUS UNIVERSAL INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2018 and 2017

	Common stock		Additional Paid-In	Shares to be issued Common	Accumulated	Total Stockholders'
Description	Shares	Amount	Capital	Shares	Deficit	Equity
Balance - December 31, 2016 (Restated)	34,574,706	$34,575	$1,371,618	$–	$(1,352,433)	$53,760

Issuance of convertible note	–	–	500,000	–	–	500,000

Net loss	–	–	–	–	(626,361)	(626,361)

Balance - December 31, 2017	34,574,706	$34,575	$1,871,618	$–	$(1,978,794)	$(72,601)

Debt Conversion	313,686	313	548,638	–	–	548,951

Shares issued at $1.75 per share	5,755,927	5,756	10,067,116	–	–	10,072,872

Shares issued for compensation	262,691	263	469,114	72,000	–	541,377

Net loss	–	–	–	–	(2,024,664)	(2,024,664)

Balance - December 31, 2018	40,907,010	$40,907	$12,956,486	$72,000	$(4,003,458)	$9,065,935

The accompanying notes are an integral part of these consolidated financial statements

F-5

FOCUS UNIVERSAL INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years Ended December 31,
	2018	2017
Cash flows from operating activities:
Net Loss	$(2,024,664)	$(626,361)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory reserve	26,435	(9,270)
Depreciation expense	27,993	2,182
Amortization of debt discount	336,713	81,342
Stock based compensation	541,377	–
Changes in Operating Assets and Liabilities:
Accounts receivable	15,403	(747)
Accounts receivable- related party	(39,061)	9,768
Inventory	(48,790)	30,333
Prepaid expenses	(107,553)	(318)
Deposits	(662)	17,516
Accounts payable and accrued liabilities	(154,675)	80,743
Accounts payable- related party	4,921	–
Other payable	7,210	–
Customer deposit	4,450	(30,392)
Taxes payable	(800)	–
Deferred rent	–	(468)
Net cash flows used in operating activities	(1,411,703)	(445,673)

Cash flows from investing activities:
Purchase of property and equipment	(4,599,792)	–
Net cash flows used in investing activities	(4,599,792)	–

Cash flows from financing activities:
Proceeds from convertible note payable	–	500,000
Repayment of convertible notes	(548,949)	–
Shares issued for convertible notes	548,949	–
Proceeds from sale of common stock	10,072,848	–
Net cash flows provided by financing activities	10,072,848	500,000

Net Change in Cash	4,061,353	54,327

Cash - Beginning of Period	394,398	340,071

Cash - End of Period	$4,455,751	$394,398

Supplemental non-cash financing activities
Shares issued to reduce notes payable	$313,700	$–

Supplemental Disclosures for Statement of Cash Flows:
Interest paid	$–	$105,831

The accompanying notes are an integral part of these consolidated financial statements.

F-6

FOCUS UNIVERSAL INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2018 AND 2017

Note 1 – Organization and Operations

Focus Universal Inc. (the “Company”) was incorporated under the laws of the State of Nevada on December 4, 2012 (“Inception”). We are a universal smart instrument developer and manufacturer, headquartered in the Los Angeles, California metropolitan area, specializing in the development and commercialization of the novel and proprietary universal smart technologies and instruments. Universal smart technology is an innovative, commercial, off-the-shelf technology with an innovative soft hardware integrated platform. Our platform provides a unique and universal wireless solution for embedded design, industrial control, test and measurement. Our smart technology software utilizes a smartphone, computer, or a mobile device as a platform and display that communicates and works in tandem with a group of external sensors and probes manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics. Our universal smart instrument (the “Ubiquitor”) consists of a reusable foundation component which includes a wireless gateway (which allows the instrument to connect to the smartphone via Bluetooth and wifi technology), a universal smart application software (our “Application”) which is installed on the user’s smartphone allowing the sensor readouts to be monitored on the smartphone screen. The Ubiquitor also connects to a variety of individual scientific sensors that collect unique data points, from moisture, light, and airflow to other things like electricity voltage meters and a wide variety of applications. These data points are then sent wirelessly to the smartphone and the data is organized on the smartphone screen. The smartphone, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

The Company and Perfecular were entities under common control; therefore, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 805-50-45, the acquisition of Perfecular was accounted for as a business combination between entities under common control and treated similar to a pooling of interest transaction.

Perfecular Inc. was founded in September 2009 and is headquartered in Walnut, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Focus Universal Inc. and its wholly-owned subsidiary, Perfecular Inc. All intercompany balances and transactions have been eliminated upon consolidation. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Segment Reporting

The Company currently has one operating segment. In accordance with ASC 280, Segment Reporting (“ASC 280’), the Company considers operating segments to be components of the Company’s business for which separate financial information is available that evaluated regularly by the Management in deciding how to allocate resources and in assessing performance. The Management reviews financial information presented on a consolidated basis for purposes of allocation resources and evaluating financial performance. Accordingly, the Company has determined that it has a single operating and reportable segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. There were no cash equivalents held by the Company at December 31, 2018 and 2017.

F-7

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820- 10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

☐	Level 1: quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

☐	Level 2: pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

☐	Level 3: Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash and cash equivalent, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Inventory

Inventory is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. As of December 31, 2018 and 2017, inventory reserve amounted to $53,501 and $27,067, respectively.

F-8

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives range from three to thirty-nine years on all categories of depreciable assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized.

Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Revenue Recognition

Effective January 1, 2018, the Company adopted Topic 606, Revenue from Contracts with our Customer, using the modified retrospective transition method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

In general, the Company’s performance obligation is to transfer it products to its distributors. Revenues from product sales are recognized when the customer obtains control of the Company’s products, which occurs at a point in time, typically upon delivery to the customer.

The Company’s revenue mainly generates from sale of sensor products, horticultural sensors and filters, such as light meters. The Company evaluated its product sales contracts and determined that those contracts are generally capable of being distinct and accounted for as separate performance obligations. Performance obligation is satisfied when the finished goods product delivered to consumers who buy from our customer Hydrofarm.

Allowance for doubtful accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Management evaluated that there was no allowance for doubtful accounts at December 31, 2018 and 2017 based on collection history.

Research and development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Related Parties

The Company follows ASC 850-10 for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly Influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-9

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements is not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Stock Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

There were no outstanding stock options as of and December 31, 2018 and 2017.

Income Tax Provision

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of December 31, 2018 and 2017.

As of December 31, 2018 and 2017, the Company did not identify any material uncertain tax positions.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

F-10

Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive debt or equity instruments issued and outstanding at any time during the years ended December 31, 2018 and 2017.

Cash Flows Reporting

The Company adopted ASC 230-10-45-24 for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to ASC 830-230-45-1.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of the Company’s financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Note 3 – Property and Equipment

At December 31, 2018 and 2017, property and equipment consisted of the following:

	December 31, 2018	December 31, 2017
Warehouse	$3,789,773	$–
Land	731,515	–
Building Improvement	34,000	–
Construction in progress	31,677	–
Furniture and fixtures	16,677	8,850
Equipment	6,029	1,029
Total cost	4,609,671	9,879
Less accumulated depreciation	(31,536)	(3,543)
Property and equipment, net	$4,578,135	$6,336

Depreciation expense for the years ended December 31, 2018 and 2017 amounted to $27,993 and $2,182, respectively.

F-11

Note 4 – Convertible Promissory Notes

On June 30, 2017 and July 28, 2017, the Company received $420,000 and $80,000, respectively through a series of two unsecured convertible promissory notes from the same unrelated third party (the “2017 Notes”). The 2017 Notes bear interest at 10% per annum, are due on June 30, 2020 and July 28, 2020 respectively and are unsecured. The 2017 Notes contain a provision that allows the note holder to convert the outstanding balance into shares of the Company’s common stock at $1.75 per share. The Company determined that the convertible promissory notes contain beneficial conversion features that are valued at $420,000 and $80,000 respectively; however, the amount recorded as the beneficial conversion feature is limited to the face amount of the convertible promissory note. This beneficial conversion feature of $420,000 and $80,000 has been recorded in the financial statements to additional paid-in capital and as a discount to the convertible promissory payable. The debt discounts are being amortized over the terms of the 2017 Notes. The Company recognized interest expense of $443,144 for the year ended December 31, 2018 related to these two unsecured convertible promissory notes. On June 27, 2018, the convertible holder elected the right to convert all of convertible notes to common stock at $1.75 per share.

Note 5 – Related Party Transactions

Revenue generated from Vitashower Corp., a company owned by the CEO, amounted to $22,200 and $6,571 for the years ended December 31, 2018 and 2017, respectively. Account receivable balance due from Vitashower Corp. amounted to $39,625 and $564 as of December 31, 2018 and 2017, respectively.

On May 30, 2018, the CEO and majority shareholder of the Company lent the Company $50,000 for operation use. The loan had no interest and is due upon demand. The loan was repaid on July 12, 2018.

Compensation for services provided by the President and Chief Executive Officer for the years ended December 31, 2018 and 2017 amounted to $120,000 and $120,000, respectively.

As of December 31, 2018, salaries earned by the CEO, Mr. Wang and his wife and not yet paid amounted to $4,921. The wife of CEO also works at the Company. For the years ended December 31, 2018 and 2017, Mrs. Wang’s salary amounted to $36,000 for each year.

Note 6 – Business Concentration and Risks

Major customers

One customer accounted for 22% and 98% of the total accounts receivable as of December 31, 2018 and 2017, respectively.

Major vendors

One vendor accounted for 95% and 92% of total accounts payable at December 31, 2018 and 2017, respectively.

Note 7 – Commitments and Contingencies

On April 24, 2017, we entered into a two-year industrial/commercial lease within a larger multi-tenant industrial complex with Walnut Park Business Center, LLC. We leased a 2,800-square foot warehouse with a 1,400-square foot office space inside which will allow us to assemble our products as well as efficiently run our administrative operations in the same building. The lease commenced on May 1, 2017 and will end on April 30, 2019. We will pay $3,500 per month until May 1, 2018 when the rent will increase to $3,605 per month. The warehouse is located at 820511 East Walnut Drive North, Walnut, California. The Company purchased a warehouse in Ontario, California in September and subleased the Walnut location to a third party. The Company is no longer obligated to pay for Walnut’s lease. The sublease tenant paid $7,210 as security deposit, shown as other payable in current liability.

Total rent expense was $13,433 and $51,117 for the years ended December 31, 2018 and 2017, respectively.

F-12

Note 8 – Stockholders’ Equity

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common stock

As of December 31, 2018, the Company had 40,959,741 shares of common stock issued and outstanding.

Note 9 – Subscription Receivable for Stock to be Issued

On June 19, 2018 the Company entered into private placement with individual investors at $1.75 per share. As of December 31, 2018, total amount of shares sold through private placement amount to 5,755,927 shares. Total subscription receivable for stock to be issued as of December 31, 2018 has been fully received.

Note 10 – Shares Issued for Compensation

The Company entered agreements with third party consultant and issued 262,691 shares for services rendered amounted to $497,377 for the year ended December 31, 2018. In addition, the Company has incurred services fee of $72,000 for the year ended December 31, 2018, which the Company will issue stock as compensation for service rendered.

Note 11 – Going Concern

In August 2014, the FASB issued ACU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to assess the company’s ability to continue as a going concern. Disclosures are required if there is substantial doubt as to the company’s continuation as a going concern within one year after the issue date of financial statements. The standard provides guidance for making the assessment, including consideration of management’s plans which may alleviate doubt regarding the Company’s ability to continue as a going concern. ASU 2014-15 is effective for years ending after December 15, 2016. The Company has adopted this standard for the year ending December 31, 2018 and 2017.

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Recently, the Company has devoted a substantial amount of resources to research and development to bring the Ubiquitor and its mobile application to full production and distribution. For the year ended December 31, 2018, the Company had net loss of $2,024,664 and negative cash flow from operating activities of $1,411,703. As of December 31, 2018 the Company also had an accumulated deficit of $4,003,458. These factors raise certain doubts regarding the Company’s ability to continue as a going concern. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its Ubiquitor product.

Note 12 – Subsequent Events

On January 22, 2019, the Company subleased a portion of the unused warehouse and office space to a third party. The Company subleased 16,000 square feet of warehouse and 446 square feet of office space with base rent at $12,334.50 per month and $12,334.50 security deposit. The lease is for three years commencing February 15, 2019 and monthly rent to increase $0.02 per square foot each year.

F-13

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Focus Universal, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of AVX Design & Integration, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of operations, /stockholders' equity, and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company’s auditor since 2017

Lakewood, CO

May 28, 2019

F-14

AVX DESIGN & INTEGRATION, INC.

BALANCE SHEETS

AS OF DECEMBER 31, 2018 AND 2017

	December 31,	December 31,
	2018	2017
ASSETS
Current Assets
Cash	$103,193	$241,848
Accounts receivable, net	318,871	63,732
Inventories, net	32,638	35,697
Total Current Assets	454,702	341,277

Property and equipment, net	11,526	15,762

Other assets:
Deposits	5,968	5,968

Total assets:	$472,196	$363,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$106,907	$77,175
Customer deposit	–	59,255
Total Current Liabilities	106,907	136,430

Non-current Liabilities
Deferred rent	11,157	10,016
Total Non-Current Liabilities	11,157	10,016

Total Liabilities	118,064	146,446

Stockholders' Equity:
Common stock, no par value, 10,000 shares authorized, 2,000 shares issued and outstanding as of December 31, 2018 and 2017	2,000	2,000
Retained earnings	352,132	214,561
Total stockholders' equity	354,132	216,561

Total Liabilities and Stockholders' Equity	$472,196	$363,007

The accompanying footnotes are an integral part of these combined financial statements

F-15

AVX DESIGN & INTEGRATION, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017

Revenue	$1,788,702	$1,418,524
Total revenue	1,788,702	1,418,524

Cost of Revenue	968,807	974,395

Gross Profit	819,895	444,129

Operation Expenses:
Selling	174,180	199,448
Professional fees	8,843	10,461
General and administrative	295,734	244,365
Total Operating Expenses	478,757	454,274

Income (Loss) from Operations	341,138	(10,145)

Other Income (Expense)
Interest income (expense), net	(1,571)	(2,100)
Total other expense	(1,571)	(2,100)

Income (Loss) before income taxes	339,567	(12,245)

Income tax expense	2,361	3,916

Net Income (Loss)	$337,206	$(16,161)

Weight Average Number of Common Shares Outstanding - Basic and Diluted	2,000	2,000

Net Loss per common share - Basic and diluted	$168.60	$(8.08)

The accompanying footnotes are an integral part of these combined financial statements

F-16

AVX DESIGN & INTEGRATION, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	Common stock		Retained	Total Stockholders’
Description	Shares	Amount	Earnings	Equity
Balance - December 31, 2016	10,000	$2,000	$400,891	$402,891
Net income	–	–	(16,161)	(16,161)
Distribution	–	–	(170,169)	(170,169)
Balance - December 31, 2017	10,000	$2,000	$214,561	$216,561
Net loss	–	–	337,206	337,206
Distribution	–	–	(199,635)	(199,635)
Balance - December 31, 2018	10,000	$2,000	$352,132	$354,132

The accompanying footnotes are an integral part of these combined financial statements

F-17

AVX DESIGN & INTEGRATION, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

	2018	2017
Cash flows from operating activities:
Net Income (Loss)	$337,206	$(16,161)
Adjustments to reconcile net income (loss) to net cash used in operating activities:		–
Provision for accounts receivable allowance	40,366	(86,732)
Inventory reserve	–	11,465
Depreciation expense	4,236	14,668
Changes in Operating Assets and Liabilities:
Accounts receivable	(295,505)	280,120
Inventories	3,059	(19,106)
Prepaid expenses	–	3,311
Accounts payable and accrued liabilities	29,732	21,282
Customer deposit	(59,255)	59,255
Deferred rent	1,141	2,849
Net cash flows provided by operating activities	60,980	270,951

Cash flows from investing activities:
Purchase of property and equipment	–	(2,823)
Net cash flows used in investing activities	–	(2,823)

Cash flows from financing activities:
Distribution	(199,635)	(170,169)
Net cash flows used in financing activities	(199,635)	(170,169)

Net Change in Cash	(138,655)	97,959

Cash - Beginning of Period	241,848	143,889

Cash - End of Period	$103,193	$241,848

Supplemental Disclosures for Statement of Cash Flows:
Interest paid	$–	$–
Income tax paid	$2,361	$3,916

The accompanying footnotes are an integral part of these combined financial statements

F-18

AVX DESIGN & INTEGRATION, INC.

NOTES TO THE FINANCIAL STATEMENTS

Note 1 – Organization and Operations

AVX Design & Integration, Inc. (the "Company"), was incorporated on June 16, 2000 in the state of California. The Company is an IoT installation and management company specializes high performance, easy to use Audio/Video, Home Theater, Lighting Control, Automation and Integration. Services include full integration of houses, apartment, commercial complex, office with audio, visual and control systems to fully integrate devices in the low voltage field. The Company’s services also include partial equipment upgrade and installation.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Cash

The Company considers all highly liquid investments with a maturity of three months or less to be cash. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. There were no cash equivalents held by the Company at December 31, 2018 and 2017.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820- 10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

•	Level 1: quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2: pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3: Pricing inputs that are generally observable inputs and not corroborated by market data.

F-19

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash and cash equivalent, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Inventory

Inventory is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. As of December 31, 2018 and 2017, inventory reserve amounted to $11,465 and $11,465, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives range from three to thirty-nine years on all categories of depreciable assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized.

Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Revenue Recognition

Effective January 1, 2018, the Company adopted Topic 606, Revenue from Contracts with Customers, using the modified retrospective transition method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product or when service has been rendered. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues and services, no adjustment to retained earnings was required upon adoption.

In general, the Company’s performance obligation is to transfer it products to its owner or completion of a portion of the service contract. Revenues from product sales are recognized when the customer obtains control of the products, which occurs at a point in time, typically upon delivery to the customer. Revenue from service are recognized when the recognized portion of agreed upon service is completed.

F-20

The Company's revenue mainly generates from sales of product and installation services of the related products. The Company evaluated its contracts and determined that the products sold within those contracts are generally capable of being distinct and accounted for as separate performance obligations. Performance obligation is satisfied when the finished goods product delivered to the customers. The installation services are based on estimated percentage of completion.

Allowance for doubtful accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Allowance for doubtful accounts at December 31, 2018 and 2017 amounted to $42,335 and $1,969, respectively.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Income Tax Provision

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of December 31, 2018 and 2017.

As of December 31, 2018 and 2017, the Company did not identify any material uncertain tax positions.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive debt or equity instruments issued and outstanding at any time during the years ended December 31, 2018 and 2017.

F-21

Cash Flows Reporting

The Company adopted ASC 230-10-45-24 for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to ASC 830-230-45-1.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to ASU 2010-09, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of the Company’s financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Note 3 – Accounts Receivable

Accounts receivables balance included services completed and projects billed

	December 31,
	2018	2017
Accounts receivable	$360,956	$65,701
Allowance for doubtful accounts	(42,335)	(1,969)
Net balance	$318,621	$63,732

Bad debt expenses for the years ended December 31, 2018 and 2017 amounted to $44,208 and $2,294, respectively.

Note 4 – Property and Equipment

Property and equipment as of December 31, 2018 and 2017 consists of the following:

	December 31,
	2018	2017
Automobile	$51,328	$51,328
Machinery and Equipment	31,463	31,463
Furniture and Fixture	1,636	1,636
Leasehold Improvement	14,532	14,532
Software	3,990	3,990
Total Cost	102,949	102,949
Accumulated depreciation	(91,423)	(87,187)
Properties and Equipment, net	$11,526	$15,762

Depreciation expense for the year ended December 31, 2018 and 2017 amounted to $4,236 and $14,668, respectively.

F-22

Note 5 – Commitments and Contingencies

On July 1st, 2015, the Company entered into a seven years and two months’ lease agreement at Los Angeles for its office and equipment storage. The leased location is approximately 2,591 square feet with approximately 4,250 square feet of land. Future lease commitment is listed as follows.

Years	Amount
2019	$60,372
2020	62,183
2021	64,048
2022	43,655
2023	$–

Total rent expense was $58,930 and $64,420 for the years ended December 31, 2018 and 2017, respectively.

Note 6 – Income Tax

Federal income taxes have not been provided because the Company has elected, by consent of its stockholder, to be treated as an S Corporation for federal income tax purposes as provided in Section 1362(a) of the Internal Revenue Code.

The Company’s income or loss and credits are passed through to the stockholder and combined with other personal income and deductions to determine taxable income on the individual tax returns.

In accordance with generally accepted accounting principles, the Company accounts for uncertainty in income taxes by recognizing tax positions in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.

As of December 31, 2018 and 2017, the Company had no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2018 and 2017, no interest or penalties were incurred. Under California law, the S corporation is subject to a 1.5 percent tax on its net income. The income tax is calculated under cash basis. Income tax for the years ended December 31, 2018 and 207 amounted to $2,361 and $3,916, respectively.

Note 7 – Stockholders’ Equity

Shares authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is ten-thousand (10,000) shares of common stock.

Common stock

As of December 31, 2018 the Company had 2,000 shares of common stock issued and outstanding. The common stock does not have a par value.

F-23

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$3,554,975	$4,455,751
Accounts receivable	546,638	10,908
Accounts receivable - related party	2,000	39,625
Inventories, net	45,447	69,787
Other receivables	2,151	–
Prepaid expenses	71,640	115,833
Total Current Assets	4,222,851	4,691,904

Property and equipment, net	4,736,711	4,578,135
Operating lease right of use assets	184,416	–

Other assets:
Deposits	13,840	7,872
Goodwill	307,572	–

Total assets:	$9,465,390	$9,277,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$248,663	$163,661
Accounts payable – related party	–	4,921
Other payable	–	7,210
Customer deposit	25,717	36,184
Current maturing operating leases	51,329	–
Promissory note - short term	41,500	–
Total Current Liabilities	367,209	211,976
Non-current Liabilities

Promissory note – Long term	8,500	–
Noncurrent operating leases	144,313	–

Total Liabilities	520,022	211,976

Stockholders' Equity:
Common stock, par value $0.001 per share, 75,000,000 shares authorized; 40,959,741 and 40,959,741 shares issued and outstanding as of March 31, 2019 and December 31, 2018 respectively	40,959	40,907
Additional paid-in capital	13,343,659	12,956,486
Shares to be issued, common shares	11,491	72,000
Accumulated deficit	(4,450,741)	(4,003,458)
Total stockholders' equity	8,945,368	9,065,935

Total Liabilities and Stockholders' Equity	$9,465,390	$9,277,911

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-24

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(unaudited)

	2019	2018
Revenue	$239,738	$61,177
Revenue - related party	3,000	7,375
Total revenue	242,738	68,552

Cost of Revenue	122,128	17,924

Gross Profit	120,610	50,628

Operation Expenses:
Selling	9,209	–
Compensation - officers	31,675	30,000
Research and development	62,004	51,018
Professional fees	355,274	50,161
General and administrative	110,456	69,163
Total Operating Expenses	568,618	200,342

Loss from Operations	(448,008)	(149,714)

Other Income (Expense)
Interest income (expense), net	725	(54,119)
Total other expense	725	(54,119)

Loss before income taxes	(447,283)	(203,833)

Tax expense	–	–

Net Loss	$(447,283)	$(203,833)

Weight Average Number of Common Shares Outstanding - Basic and Diluted	40,917,475	34,574,706

Net Loss per common share
Basic and diluted	$(0.01)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-25

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(unaudited)

	Common stock		Additional Paid-In	Shares to be issued Common	Accumulated	Total Stockholders'
Description	Shares	Amount	Capital	Shares	Deficit	Equity
Balance - December 31, 2017	34,574,706	$34,575	$1,871,618	$–	$(1,978,794)	$(72,601)

Net loss					(203,833)	(203,833)

Balance - March 31, 2018	34,574,706	$34,575	$1,871,618	$–	$(2,182,627)	$(276,434)

Balance - December 31, 2018	40,907,010	$40,907	$12,956,486	$72,000	$(4,003,458)	$9,065,935

Common stock issued for compensation	13,445	13	96,496	(96,509)		–

Shares issued for compensation				36,000		36,000

Common stock issued for acquisition	39,286	39	290,677			290,716

Net loss					(447,283)	(447,283)

Balance - March 31, 2019	40,959,741	$40,959	$13,343,659	$11,491	$(4,450,741)	$8,945,368

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-26

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(unaudited)

	2019	2018
Cash flows from operating activities:
Net Loss	$(447,283)	$(203,833)
Adjustments to reconcile net loss to net cash used in operating activities:
Inventory reserve	26,435	–
Depreciation expense	32,925	545
Amortization of right-of-use assets	2,033	–
Amortization of debt discount	–	41,667
Stock base compensation	35,999	–
Changes in Operating Assets and Liabilities:
Accounts receivable	(99,176)	(18,410)
Accounts receivable - related party	37,625	564
Inventories	9,187	(18,877)
Other receivable	(2,151)	–
Prepaid expenses	46,671	4,113
Accounts payable and accrued liabilities	11,216	60,406
Accounts payable- related party	(4,921)	–
Other payable	(7,210)	–
Customer deposit	(10,467)	(8,047)
Net cash flows used in operating activities	(369,117)	(141,872)

Cashflow from investing activities:
Purchase of property and equipment	(181,120)	–
Cash provided from acquisition of AVX	201,482	–
Payment for acquisition	(550,000)	–
Net cash flow used in investing activities	(529,638)	–

Cash flows from financing activities:
Payments on long term debt and finance lease obligations	(2,021)	–
Net cash flows used in financing activities:	(2,021)	–

Net Change in Cash and Cash Equivalents	(900,776)	(141,872)

Cash and Cash Equivalents – Beginning of Period	4,455,751	394,398

Cash and Cash Equivalents – End of Period	$3,554,975	$252,526

Supplemental non-cash financing activities

Supplemental Disclosures for Statement of Cash Flows:
Interest paid	$–	$–
Income tax paid	$–	$–

Supplemental Disclosures of Non-cash Investing and Financing Activities:
Promissory note issued for acquisition	$50,000	$–
Shares issued for acquisition	$290,716	$–

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-27

FOCUS UNIVERSAL INC. AND SUBSIDIARY

NOTES TO THE CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Organization and Operations

Focus Universal Inc. (the “Company”) was incorporated under the laws of the State of Nevada on December 4, 2012 (“Inception”). We are a universal smart instrument developer and manufacturer, headquartered in the Los Angeles, California metropolitan area, specializing in the development and commercialization of the novel and proprietary universal smart technologies and instruments. Universal smart technology is an innovative, commercial, off-the-shelf technology with an innovative soft hardware integrated platform. Our platform provides a unique and universal wireless solution for embedded design, industrial control, test and measurement. Our smart technology software utilizes a smartphone, computer, or a mobile device as a platform and display that communicates and works in tandem with a group of external sensors and probes manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics. Our universal smart instrument (the “Ubiquitor”) consists of a reusable foundation component which includes a wireless gateway (which allows the instrument to connect to the smartphone via Bluetooth and wifi technology), a universal smart application software (our “Application”) which is installed on the user’s smartphone allowing the sensor readouts to be monitored on the smartphone screen. The Ubiquitor also connects to a variety of individual scientific sensors that collect unique data points, from moisture, light, and airflow to other things like electricity voltage meters and a wide variety of applications. These data points are then sent wirelessly to the smartphone and the data is organized on the smartphone screen. The smartphone, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

The Company and Perfecular were entities under common control; therefore, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 805-50-45, the acquisition of Perfecular was accounted for as a business combination between entities under common control and treated similar to a pooling of interest transaction.

Perfecular Inc. was founded in September 2009 and is headquartered in Walnut, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

On March 15, 2019, Focus Universal Inc. entered into a stock purchase agreement with AVX Design & Integration, Inc. whereby the Company purchased 100% of the outstanding stock of AVX Design & Integration, Inc.

AVX Design & Integration, Inc. was incorporated on June 16, 2000 in the state of California. The Company is an internet of things installation and management company that specializes in high performance, easy to use audio/video, home theater, lighting control, automation and integration. Services include full integration of houses, apartment, commercial complex, office with audio, visual and control systems to fully integrate devices in the low voltage field. The Company’s services also include partial equipment upgrade and installation.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Focus Universal Inc. and its wholly-owned subsidiaries, Perfecular Inc. and AVX Design & Integration, Inc. All intercompany balances and transactions have been eliminated upon consolidation. The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Segment Reporting

The Company currently has two operating segments. In accordance with Accounting Standards Codification (“ASC”) ASC 280, Segment Reporting (“ASC 280’), the Company considers operating segments to be components of the Company’s business for which separate financial information is available that is evaluated regularly by the Management in deciding how to allocate resources and in assessing performance. The Management reviews financial information presented on a consolidated basis to determine resource allocation and evaluate financial performance. Accordingly, the Company has determined that it has two operating and reportable segments.

F-28

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash and cash equivalents. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. There were no cash equivalents held by the Company as at March 31, 2019 and December 31, 2018.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Fair Value of Financial Instruments

The Company follows ASC 825-10-50-10 for disclosures about fair value of its financial instruments and ASC 820-10-35-37”) to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (“U.S. GAAP”), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

•	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3: Pricing inputs that are generally observable inputs and not corroborated by market data

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amount of the Company’s financial assets and liabilities, such as cash and cash equivalent, prepaid expenses, accounts payable and accrued expenses, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

F-29

Inventory

Inventory is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. As of March 31, 2019 and December 31, 2018, inventory reserve amounted to $64,966 and $40,974, respectively.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. Estimated useful lives range from three to thirty-nine years on all categories of depreciable assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are currently expensed. Major renewals and betterments are capitalized.

Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Goodwill

Goodwill represents the excess of purchase price over the underlying book value of the net assets of the businesses that were acquired. Under accounting requirements, goodwill is not amortized, but is subject to annual impairment tests. The Company recorded goodwill of $307,572 related to its acquisition of AVX Design & Integration, Inc. At March 31, 2019, the Company determined that the goodwill associated with the acquisition of AVX Design & Integration, Inc. was not impaired.

Revenue Recognition

Effective January 1, 2018, the Company adopted Topic 606, Revenue from Contracts with Customers, using the modified retrospective transition method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, and therefore no adjustment to retained earnings was required upon adoption.

In general, the Company’s performance obligation is to transfer its products to its distributors. Revenues from product sales are recognized when the customer obtains control of the Company’s products, which occurs at a point in time, typically upon delivery to the customer.

The Company's revenue is generated mainly from the sale of sensor products, and horticultural sensors and filters, such as light meters. The Company evaluated its product sales contracts and determined that those contracts are generally capable of being distinct and accounted for as separate performance obligations. A performance obligation is satisfied when the finished product is delivered to the customers.

Cost of Goods Sold

Cost of goods sold represents the cost of the devices sold through wholesale channel for the three months ended March 31, 2018. For the three months ended March 31, 2019 cost of goods sold also included smart home devices and labor for the installation from the newly acquired AVX Design & Integration, Inc.

Allowance for Doubtful Accounts

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change. Management determined that there was no allowance for doubtful accounts at March 31, 2019 and December 31, 2018 based on collection history.

F-30

Research and Development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Related Parties

The Company follows ASC 850-10 for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20 the related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of ASC 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated financial statements are not required in those statements. The disclosures shall include: (a) the nature of the relationship(s) involved; (b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effect of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows ASC 450-20 to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Stock Based Compensation

The Company accounts for employee and non-employee stock awards under ASC 718, whereby equity instruments issued to employees for services are recorded based on the fair value of the instrument issued and those issued to non-employees are recorded based on the fair value of the consideration received or the fair value of the equity instrument, whichever is more reliably measurable.

There were no outstanding stock options as of March 31, 2019 and December 31, 2018.

F-31

Income Tax Provision

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of March 31, 2019 and December 31, 2018.

As of March 31, 2019 and December 31, 2018, the Company did not identify any material uncertain tax positions.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed pursuant to ASC 260-10-45. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

There were no potentially dilutive debt or equity instruments issued and outstanding at any time during the three months ended March 31, 2019 and 2018.

Cash Flows Reporting

The Company adopted ASC 230-10-45-24 for cash flows reporting, which classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by ASC 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments during the period pursuant to ASC 830-230-45-1.

Subsequent Events

The Company follows the guidance in ASC 855-10-50 for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued. Pursuant to Accounting Standard Update (“ASU”) ASU 2010-09, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through EDGAR filings.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of the Company’s financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Recently Adopted Standards

In 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)”. This ASU and subsequently issued amendments require leases with durations greater than 12 months to be recognized on the balance sheet. The standard is effective for interim and annual reporting periods beginning after December 15, 2018, and early adoption is permitted. The Company adopted the new standard in the first quarter of 2019.

F-32

Note 3 – Recent Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842) (“Topic 842”), which requires lessees to recognize leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU 2018-10, Codification Improvements to Topic 842, Leases; ASU 2018-11, Targeted Improvements; and ASU 2019-01, Codification Improvements. The new standard establishes a right-of-use model (“ROU”) that requires a lessee to recognize an ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of income.

The new standard was effective for the Company on January 1, 2019. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, prior period financial information has not been recast and the disclosures required under the new standard have not been provided for dates and periods before January 1, 2019.

The new standard provides a number of optional practical expedients in transition. The Company elected the “package of practical expedients”, which permits it not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs. The Company did not elect the use-of-hindsight or the practical expedient pertaining to land easements, the latter not being applicable to the Company. The new standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, it has not recognized ROU assets or lease liabilities, and this includes not recognizing ROU assets or lease liabilities for existing short-term leases of those assets in transition. The Company also elected the practical expedient to not separate lease and non-lease components for all of its leases.

The Company believes the most significant effects of the adoption of this standard relate to (1) the recognition of new ROU assets and lease liabilities on its condensed consolidated balance sheet for its office operating leases and (2) providing new disclosures about its leasing activities. There was no change in the Company’s leasing activities as a result of the adoption.

Note 4 – Property and Equipment

At March 31, 2019 and December 31, 2018, property and equipment consisted of the following:

	March 31, 2019	December 31, 2018
Warehouse	$3,789,773	$3,765,481
Land	731,515	731,515
Building Improvement	197,056	32,745
Construction in progress	29,050	31,676
Furniture and fixture	28,811	16,677
Equipment	113,547	5,057
Total cost	4,889,752	4,609,671
Less accumulated depreciation	(153,041)	(31,536)
Property and equipment, net	$4,736,711	$4,578,135

Depreciation expense for the three months ended March 31, 2019 and 2018 amounted to $32,925 and $545, respectively.

F-33

Note 5 – Convertible Promissory Notes

On June 30, 2017 and July 28, 2017, the Company received $420,000 and $80,000, respectively through a series of two unsecured convertible promissory notes from the same unrelated third party (the “2017 Notes”). The unsecured 2017 Notes bear interest at 10% per annum, and are due on June 30, 2020 and July 28, 2020, respectively. The 2017 Notes contain a provision that allows the note holder to convert the outstanding balance into shares of the Company's common stock at $1.75 per share. The Company determined that the convertible promissory notes contain beneficial conversion features that are valued at $420,000 and $80,000 respectively; however, the amount recorded as the beneficial conversion feature is limited to the face amount of the convertible promissory note. This beneficial conversion feature of $420,000 and $80,000 has been recorded in the financial statements to additional paid-in capital and as a discount to the convertible promissory payable. The debt discounts are being amortized over the terms of the 2017 Notes. The Company recognized interest expense of $443,144 for the year ended December 31, 2018 related to these two unsecured convertible promissory notes. On June 27, 2018, the convertible holder elected the right to convert all of convertible notes to common stock at $1.75 per share.

Note 6 – Promissory Note

On March 15, 2019, when the Company purchased AVX Design & Integration, Inc. the Company agreed to pay the predecessor owner with a promissory note as one of the forms of consideration. The note was for $50,000 with a fixed interest rate of 6% per annum payable in 12 equal monthly payments commencing on June 1st, 2019 with interest calculated from the initial payment date through the date in which all amount due under the note is paid off. As of March 31, 2019 balance of the promissory note was $50,000 and no interest incurred for the three months ended March 31, 2019.

Note 7 – Related Party Transactions

Revenue generated from Vitashower Corp., a company owned by the CEO, amounted to $3,000 and $7,375 for the three months ended March 31, 2019 and 2018, respectively. The accounts receivable balance due from Vitashower Corp. amounted to $2,000 and $39,625 as of March 31, 2019 and December 31, 2018, respectively.

Compensation for services provided by the President and Chief Executive Officer for the three months ended March 31, 2019 and 2018 amounted to $30,000 and $30,000, respectively.

Note 8 – Business Concentration and Risks

Major Customers

One customer accounted for 28% and 22% of the total accounts receivable as of March 31, 2019 and December 31, 2018, respectively.

Major Vendors

One vendor accounted for 13% and 95% of total accounts payable at March 31, 2019 and December 31, 2018, respectively.

Note 9 – Commitments and Contingencies

On April 24, 2017, we entered into a two-year industrial/commercial lease within a larger multi-tenant industrial complex with Walnut Park Business Center, LLC. We leased a 2,800-square foot warehouse with a 1,400-square foot office space inside which will allow us to be able to assemble our products as well as efficiently run our administrative operations in the same building. The lease commenced on May 1, 2017 and will end on April 30, 2019. We will pay $3,500 per month until May 1, 2018 when the rent will increase to $3,605 per month. The warehouse is located at 820511 East Walnut Drive North, Walnut, California. The Company purchased a warehouse in Ontario, California in September and subleased the Walnut location to a third party. The Company is no longer obligated to pay for Walnut’s lease. The sublease tenant paid $7,210 as security deposit, shown as other payable in current liability.

The Company did not have operating loss for the three months ended March 31, 2019. Total rent expense was $10,500 for the three months ended March 31, 2018.

F-34

Note 10 – Leases

During the current quarter, we adopted ASU 2016-02, “Leases (Topic 842),” which requires leases with durations greater than twelve months to be recognized on the balance sheet. Prior year financial statements were not recast under the new standard and, therefore, those amounts are not presented below.

We lease property under finance and operating leases. For leases with terms greater than 12 months, we record the related asset and obligation at the present value of lease payments over the term.

When available, we use the rate implicit in the lease to discount lease payments to present value. We estimate our incremental borrowing rate to discount the lease payments based on information available at lease commencement.

As of March 31, 2019, right-of-use assets amounted to $184,416 with lease liabilities amounting to $195,642.

Note 11 – Stockholders’ Equity

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is seventy-five million (75,000,000) shares of common stock, par value $0.001 per share.

Common Stock

As of December 31, 2018 the Company had 40,959,741 shares of common stock issued and outstanding.

Note 12 – Acquisition

On March 15, 2019, the Company entered into and closed an asset purchase agreement with AVX Design & Integration, Inc. (“AVX”) as stated in Note 1.

A summary of the purchase price and the purchase price allocations at fair value is below. The purchase price allocation is a preliminary and subject to change. The Company has not yet completed its analysis to determine the fair value of the assets acquired on the acquisition date. Once this analysis is complete, the Company will adjust, if necessary, the provisional amounts assigned to the assets purchased in the accounting period in which the analysis is completed.

Purchase price
Cash	$550,000
29,286 shares of common stock (1)	290,716
Secured promissory note	50,000
Total purchase price	$890,716

F-35

Allocation of purchase price
Cash	$201,482
Accounts receivable	436,554
Inventories	11,282
Prepaid expenses	2,478
Property and equipment	10,381
Operating lease right-of-use assets	186,449
Deposits	5,968
Goodwill	307,572
Accounts payable and accrued liabilities	(73,787)
Operating lease liability	(197,663)
Purchase price	$890,716

(1) the fair value of the common stock was calculated based on the closing market price of the Company’s common stock at the date of acquisition.

The revenue from the acquisition of the AVX Design & Integration, Inc. included in the results of operations from the date of acquisition on to March 31, 2019 was $128,545.

The unaudited pro forma information below present statement of operations data as if the acquisition of the AVX Design & Integration, Inc. took place on January 1, 2018.

	Three months ended March 31,
	2019	2018
Sales	$838,293	$402,570
Cost of Revenue	260,413	165,666
Gross profit	577,880	236,904
Operating expenses	743,502	317,485
Loss from operations	(165,622)	(80,581)
Net loss	(165,738)	(134,910)
Loss per share	$–	$–

Note 13 – Shares Issued for Compensation

In June 2018, the Company entered into agreements with third party consultants. For the three months ended March 31, 2019 services rendered by the consultant amounted to $96,509, payable in 13,445 shares.

In addition, the Company has incurred third party consultant services fees of $36,000 (4,866 shares) for the three months ended March 31, 2019, which the Company will issue common stock as compensation for services rendered. The Company had issued 3,312 shares for these services in March 2019 and will issue the remaining 1,554 shares in June 2019.

F-36

Note 14 – Segment Reporting

The Company’s operation consists of two separate types of operations. Focus Universal Inc. and Perfecular Inc. (“Focus”) business operations involve wholesale, research and development of universal smart instrument and farming devices. AVX Design & Integration, Inc. (“AVX”) is an IoT installation and management company specializes high performance, easy to use audio/video, home theater, lighting control, automation and integration. The table below discloses income statements segment reporting of the separate business models.

	Focus	AVX	Total

Revenue	$111,193	$128,545	$239,738
Revenue - related party	3,000	–	3,000
Total revenue	114,193	128,545	242,738

Cost of Revenue	87,179	34,949	122,128

Gross Profit	27,014	93,596	120,610

Operation Expenses:
Selling	–	9,209	9,209
Compensation - officers	30,000	1,675	31,675
Research and development	62,004	–	62,004
Professional fees	353,845	1,429	355,274
General and administrative	98,920	11,536	110,456
Total Operating Expenses	544,769	23,849	568,618

Net Income (Loss) from Operations	(517,755)	69,747	(448,008)

Other Income
Interest income, net	725	–	725
Total other expense	725	–	725

Loss before income taxes	(517,030)	69,747	(447,283)

Tax expense	–	–	–

Net Loss	$(517,030)	$69,747	$(447,283)

F-37

Note 15 – Going Concern

In August 2014, the FASB issued ACU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard requires management to assess the company’s ability to continue as a going concern. Disclosures are required if there is substantial doubt as to the company’s continuation as a going concern within one year after the issue date of financial statements. The standard provides guidance for making the assessment, including consideration of management’s plans which may alleviate doubt regarding the Company’s ability to continue as a going concern. ASU 2014-15 is effective for years ending after December 15, 2016. The Company has adopted this standard for the three months ended March 31, 2019 and 2018.

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to repay its debt obligations, to obtain necessary equity financing to continue operations, and the attainment of profitable operations. Recently, the Company has devoted a substantial amount of resources to research and development to bring the Ubiquitor and its mobile application to full production and distribution. For the three months ended March 31, 2019, the Company had net loss of $447,283 and negative cash flow from operating activities of $369,117. As of March 31, 2019, the Company also had an accumulated deficit of $4,450,741. These factors raise certain doubts regarding the Company’s ability to continue as a going concern. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing for the long-term development and commercialization of its Ubiquitor product.

F-38

Focus Universal Inc.,

and AVX Design & Integration, Inc.

Pro Forma Consolidated Balance Sheet

As of December 31, 2018

(unaudited)

			Pro forma		Pro forma
	Focus	AVX	Adjustments		Consolidated
ASSETS
Current assets
Cash and cash equivalents	$4,455,751	$103,193	$(550,000)	a	$4,008,944
Accounts receivable	10,908	318,871			327,529
Accounts receivable - related party	39,625	–			39,779
Inventories, net	69,787	32,638			102,425
Prepaid expenses	115,833	–			115,833
Total Current Assets	4,691,904	454,702	(550,000)		4,596,606

Property and equipment, net	4,578,135	11,526			4,589,661

Other assets:
Deposits	7,872	5,968			13,840
Goodwill	–	–	592,264	a	592,264

Total assets:	$9,277,911	$472,196	$42,264		$9,792,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$163,661	$106,907	$–		$270,568
Accounts payable - related party	4,921	–			4,921
Note payable - short term	–	–	50,000		50,000
Other payable	7,210	–			7,210
Customer deposit	36,184	–			36,184
Total Current Liabilities	211,976	106,907	50,000		368,883

Non-current Liabilities
Deferred rent	–	11,157			11,157
Total Non-Current Liabilities	–	11,157	–		11,157

Total Liabilities	211,976	118,064	50,000		380,040

Stockholders' Equity
Common stocks	40,907	2,000	(1,961)	a	40,946
Additional paid-in capital	12,956,486	–	290,677	a	13,247,163
Shares to be issued, common shares	72,000	–			72,000
Retained earnings (Accumulated deficit)	(4,003,458)	352,132	(296,452)	a	(3,947,778)
Total stockholders' equity	9,065,935	354,132	(7,736)		9,412,331

Total Liabilities and Stockholders' Equity	$9,277,911	$472,196	$42,264		$9,792,371

F-39

Focus Universal Inc.,

and AVX Design & Integration, Inc.

Pro Forma Consolidated Statement of Operation

For the year ended December 31, 2018

(unaudited)

			Pro forma	Pro forma
	Focus	AVX	Adjustments	Consolidated

Revenue	$285,929	$1,788,702	$–	$2,074,631
Revenue - related party	22,200	–	–	22,200
Total revenue	308,129	1,788,702	–	2,096,831

Cost of Revenue	137,897	968,807	–	1,106,704

Gross Profit	170,232	819,895	–	990,127

Operation Expenses:
Selling	–	174,180	–	174,180
Compensation - officers	120,000	–	–	120,000
Research and development	221,510	–	–	221,510
Professional fees	960,846	8,843	–	969,689
General and administrative	451,597	295,734	–	747,331
Total Operating Expenses	1,753,953	478,757	–	2,232,710

Income (Loss) from Operations	(1,583,721)	341,138	–	(1,242,583)

Other Income (Expense)
Interest income (expense), net	(440,943)	(1,571)	–	(442,514)
Total other expense	(440,943)	(1,571)	–	(442,514)

Income (Loss) before income taxes	(2,024,664)	339,567	–	(1,685,458)

Tax expense	–	2,361	–	2,361

Net Income (Loss)	$(2,024,664)	$337,206	$–	$(1,687,458)

Weight Average Number of Common Shares Outstanding - Basic and Diluted	37,778,614	–	–	37,778,614

Net Loss per common share
Basic and diluted	$(0.05)	–	–	$(0.04)

F-40

Focus Universal Inc.,

and AVX Design & Integration, Inc.

Pro Forma Consolidated Balance Sheet

As of March 31, 2019

(unaudited)

			Pro forma		Pro forma
	Focus	AVX	Adjustments		Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$3,366,986	$187,989	$–		$3,554,975
Accounts receivable	16,225	530,413	–		546,638
Accounts receivable - related party	2,000	–	–		2,000
Inventories, net	40,283	5,164	–		45,447
Other receivables	–	2,151	–		2,151
Prepaid expenses	71,640	–			71,640
Total Current Assets	3,497,134	725,717	–		4,222,851

Property and equipment, net	4,726,476	10,235	–		4,736,711
Operating lease right-of-use assets	–	184,416	–		184,416

Investment	890,716	–	(890,716)	a	–
Deposits	7,872	5,968			13,840
Goodwill	–	–	307,572	a	307,572

Total assets:	$9,122,198	$926,336	$(583,144)		$9,465,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$170,860	$77,803	$–		$248,663
Customer deposit	25,717	–	–		25,717
Current maturities of operating leases	–	51,329			51,329
Promissory note - short term	41,500	–	–		41,500
Total Current Liabilities	238,077	129,132	–		367,209
Non-current Liabilities
Promissory note - long term	8,500	–	–		8,500
Noncurrent operating leases	–	144,313	–		144,313

Total Liabilities	246,577	273,445	–		520,022

Stockholders' Equity (Deficit):
Common stock	40,959	2,000	(2,000)	a	40,959
Additional paid-in capital	13,343,659	–	–		13,343,659
Shares to be issued, common shares	11,491	–	–		11,491
Accumulated deficit	(4,520,488)	650,891	(581,144)	a	(4,450,741)
Total stockholders' equity	8,875,621	652,891	(583,144)		8,945,368

Total Liabilities and Stockholders' Equity	$9,122,198	$926,336	$(583,144)		$9,465,390

F-41

Focus Universal Inc.,

and AVX Design & Integration, Inc.

Pro Forma Consolidated Statement of Operation

For the three months ended March 31, 2019

(unaudited)

			Pro forma	Pro forma
	Focus	AVX	Adjustments	Consolidated

Revenue	$111,193	$724,100	$–	$835,293
Revenue - related party	3,000	–	–	3,000
Total revenue	114,193	724,100	–	838,293

Cost of Revenue	87,179	173,234	–	260,413

Gross Profit	27,014	550,866	–	577,880

Operation Expenses:
Selling	–	91,849	–	91,849
Compensation - officers	30,000	21,775	–	51,775
Research and development	62,004	–	–	62,004
Professional fees	353,845	14,682	–	368,527
General and administrative	98,920	71,227	–	169,347
Total Operating Expenses	544,769	199,533	–	744,302

Loss from Operations	(517,755)	351,292	–	(166,422)

Other Income (Expense)
Interest income (expense), net	725	(41)	–	684
Total other expense	725	(41)	–	684

Loss before income taxes	(517,030)	351,292	–	(165,738)

Tax expense	–	–	–	–

Net Loss	$(517,030)	$351,292	$–	$(165,738)

Weight Average Number of Common Shares Outstanding - Basic and Diluted	40,917,475			40,917,475

Net Loss per common shares - Basic and diluted	$(0.01)			$(0.00)

F-42

Focus Universal Inc.

and AVX Design & Integration, Inc.

Notes to Pro Forma Consolidated Financial Statements

NOTE 1 - BASIS OF PRESENTATION

On March 15, 2019, Focus Universal Inc. (the “Company”) (OTCQB: FCUV) entered into a stock purchase agreement with AVX Design & Integration, Inc. (“AVX”) whereby the Company purchased 100% of the outstanding stock of AVX, an Internet of Things (“IoT”) installation company (the “Acquisition Transaction”). Pursuant to the Acquisition Transaction, the Company will purchase all 2,000 shares of the outstanding common stock of AVX for $875,000. The purchase price will be paid as follows: (1) $550,000 payable in cash at closing; (2) $275,000 payable in 39,286 shares of the Company’s common stock issued upon closing; and (3) $50,000 payable in the form of a secured promissory note at 6% interest over 12 months secured by six shares of AVX common stock.

AVX is an IoT installation and management company, based in southern California that was established in 1993 by Patrick Calderone. AVX is a design and installation provider for high performance Audio Visual, Home Theater, Lighting Control, Automation and Integration There are approximately 11 employees and is currently based in Culver City, California.

The accompanying pro forma consolidated balance sheet presents the accounts of The Company and AVX as if the transactions occurred December 31, 2018 and March 31, 2019. The accompanying pro forma consolidated statement of operations presents the accounts of the Company and AVX for the year ended December 31, 2018 and three months ended March 31, 2019 as if the transactions occurred on January 1, 2018 and 2019.

The following adjustments would be required if the acquisition occurred as indicated above:

a)	To record the purchase price allocation and to eliminate the common stock and retained earnings of AVX.

The unaudited consolidated pro forma financial information is presented for informational purposes only and is subject to a number of uncertainties and assumptions and do not purport to represent what the company’s actual performance or financial position would have been had the transaction occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or for any future period.

F-43

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls

Our Chief Executive Officer and Principal Financial Officer, after evaluating the effectiveness of our "disclosure controls and procedures" (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Registration Statement on Form S-1 (the “Evaluation Date”), concluded that as of the Evaluation Date, our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms.

Changes in internal control over financial reporting.

There were no changes in our internal control over financial reporting during our most recent fiscal quarter that materially affected, or were reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Internal Controls

Disclosure controls and procedures, no matter how well designed and implemented, can provide only reasonable assurance of achieving an entity's disclosure objectives. The likelihood of achieving such objectives is affected by limitations inherent in disclosure controls and procedures. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors or mistakes or intentional circumvention of the established process.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting; as such term is defined in the Exchange Act Rule 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“1992 COSO Framework”).

A material weakness is a deficiency or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Our management concluded we did not maintain effective controls over the Company’s financial reporting. The material weaknesses in our internal control over financial reporting, caused principally by inadequate staffing and technical expertise in key positions, resulted in overly relying on outside consultants to make numerous adjustments to our financial statements. Additionally, the significant deficiencies or material weaknesses could result in future material misstatement of the consolidated financial statements that would not be prevented or detected. Management has concluded that the identified control deficiency constitutes a material weakness.

55

This Registration Statement does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management's report was not subject to attestation by the Company's independent registered public accounting firm pursuant to rules of the SEC that permit the company to provide only management's report on internal control in this Registration Statement.

Background and Remediation Plan

Management has determined that its processes and procedures over accounting and financial reporting are not adequate. As a result, the Company plans to implement a number of steps to remediate the material weakness discussed above and improve its internal control over financial reporting. Specifically, the Company recently hired a new CFO, and is planning on hiring additional qualified accounting personnel; reviewing all areas of the accounting process; strengthening controls and improving the reporting tools and quality of data used in the analysis of disclosures to review activities relevant to the financial reporting process.

Management believes that the measures described above should remediate the material weakness identified and strengthen the Company’s internal control over financial reporting.

56

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,212
Legal Fees and Expenses*	$40,000*
Accounting Fees*	$25,000*
Miscellaneous*	$10,000*
Total*	$76,212*

_________________

*These figures represent estimates.

Item 14. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporations also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our amended and restated articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article 9 of our amended and restated bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Item 15. Recent sales of unregistered securities.

None.

Issuer Purchases of Equity Securities

We did not repurchase any of our equity securities during the quarter ended March 31, 2019 or the year ended December 31, 2018, or 2017.

II-1

Item 16. EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

3.1	Articles of Incorporation (Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the SEC on December 26, 2013.)
3.2	Amended and Restated Bylaws.*
5.1	Opinion of Wilson Bradshaw & Cao, LLP.*
23.1	Consent of BF Borgers CPA PC
23.2	Consent of Wilson Bradshaw & Cao, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page)*
101.INS	XBRL Instance Document **
101.SCH	XBRL Taxonomy Extension Schema Document **
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document **
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document **
101.LAB	XBRL Taxonomy Extension Label Linkbase Document **
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document **

* Filed herewith.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections - Previously filed.

II-2

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

II-3

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ontario, State of California, on July 3, 2019.

FOCUS UNIVERSAL INC.

By:	/s/ Duncan Lee
Duncan Lee
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned, a majority of the officers and directors of the company hereby constitute and appoint Desheng Wang and Duncan Lee, and each of them singly, with full power of substitution, our true and lawful attorneys-in-fact and agents will full power of substitution, to sign any and all amendments to this Registration Statement on Form S-1 (including pre- and post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxy and agent, or their substitute, may lawfully do or cause to be done by virtue hereof, including the power and authority to sign for us in our names in the capacities indicated below any and all amendments to this Registration Statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Desheng Wang	Chief Executive Officer, Secretary, Director	July 3, 2019
Desheng Wang	(Principal Executive Officer)

/s/ Edward Lee	President, Director	July 3, 2019
Edward Lee

/s/ Duncan Lee	Chief Financial Officer	July 3, 2019
Duncan Lee	(Principal Accounting Officer)
(Principal Financial Officer)

/s/ Jennifer Gu	Director	July 3, 2019
Jennifer Gu

/s/ Michael Pope	Director	July 3, 2019
Michael Pope

/s/ Sheri Lofgren	Director	July 3, 2019
Sheri Lofgren

/s/ Greg Butterfield	Director	July 3, 2019
Greg Butterfield

/s/ Carine Clark	Director	July 3, 2019
Carine Clark

II-5